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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY MATERIALS-SUBJECT TO COMPLETION

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

April [_], 2020

Dear Stockholder:

Our annual meeting of stockholders will be held at 1:00 p.m., Pacific Time, on Wednesday, May 27, 2020.  Due to the issues surrounding COVID-19 with which we have all become much too familiar, we have decided to hold our annual meeting via remote communication, as permitted by Maryland law.  You will find instructions explaining how to participate in the meeting on the first page of our proxy statement.

Matters to be presented for action at the meeting include the election of directors, approval of an amendment to our Bylaws that would provide for proxy access in the election of directors, approval of our new 2020 Stock Incentive Plan, an advisory vote to approve our executive compensation program, and ratification of selection of our independent auditors. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

Whether or not you plan to participate in the annual meeting, please sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do participate in the meeting and wish to vote at that time, you may revoke your proxy and vote personally.

Sincerely,

Gary E. Kramer
President and Chief Executive Officer

PRELIMINARY PROXY MATERIALS-SUBJECT TO COMPLETION

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2020

You are invited to attend the virtual annual meeting of stockholders (the "Annual Meeting") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be held via live webcast on Wednesday, May 27, 2020, at 1:00 p.m., Pacific Time. You can attend the live webcast on the internet by visiting www.https://web.lumiagm.com/[       ].

Only stockholders of record at the close of business on April 9, 2020, are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of directors;
2.	Approval of an amendment to the Company’s Bylaws regarding proxy access in the election of directors;
3.	Approval of the Barrett Business Services, Inc., 2020 Stock Incentive Plan;
4.	Advisory vote to approve our executive compensation;
5.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and
6.	The transaction of any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Whether or not you plan to attend the virtual Annual Meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Annual Meeting, you may revoke your proxy and vote your shares at that time.

By Order of the Board of Directors

Anthony J. Harris
Secretary

Vancouver, Washington

April [_], 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2020:

The proxy statement for the 2020 annual meeting of stockholders and 2019 annual report to stockholders are available at http://shareholdermaterial.com/bbsi

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be voted at the annual meeting of stockholders to be held on May 27, 2020 (the "Annual Meeting"), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy are expected to be mailed to stockholders beginning on approximately April 24, 2020.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Due to concerns about containing the spread of COVID-19, the Board has decided to hold this year’s Annual Meeting as a virtual meeting of stockholders conducted online via live webcast. You will be able to attend and participate in the Annual Meeting online on Wednesday, May 27, 2020, at 1:00 p.m. Pacific Time, and may also vote your shares electronically and submit any questions you may have during the meeting, by visiting: https://web.lumiagm.com/________. [The passcode for the meeting is __________.]

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Items 1, 2, 3, 4 and 5 in the accompanying Notice of Annual Meeting of Stockholders.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote your shares (known as a "broker non-vote") on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers. Other than the ratification of the selection of our independent auditors, the action items being submitted to a vote at the Annual Meeting are not routine items. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting.

Beneficial owners are invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730.  Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [_____], 2020.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting in person. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or email by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 9, 2020, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had 7,513,195 shares of Common Stock, $.01 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1 – ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number of positions fixed at eight. The Board may fill vacancies on the Board, including vacancies resulting from an increase in the number of positions, for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his or her election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Seven of our director nominees are currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a "holdover director." However, under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his or her resignation to the Board. In that event, our Nominating and Governance Committee (the "Nominating Committee") would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee's recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the election results were certified.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote "against" or to "abstain" from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to "abstain," and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his or her successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of April 1, 2020. All nominees for election as directors are current Board members with the exception of Gary E. Kramer, who was appointed President and Chief Executive Officer of the Company on March 5, 2020.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Chief Operating Officer of Urth Organic Corporation	61	2000

Thomas B. Cusick	Executive Vice President and Chief Operating Officer of Columbia Sportswear Company, an outdoor apparel, footwear, accessories, and equipment company	52	2016

Diane L. Dewbrey	Director of MBIA, Inc.	54	2019

James B. Hicks, Ph.D.	Professor of Research in Biological Sciences, University of Southern California	73	2001

Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	68	2004

Gary E. Kramer	President and Chief Executive Officer of the Company	40	--

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	81	1993

Vincent P. Price	Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit health insurance corporation	56	2017

The Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enables it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each director nominee, including his or her business experience during the past five years, are described below.

Thomas J. Carley has served as Chief Operating Officer and a director of Urth Organic Corporation, a privately held distributor of organic microbial fertilizers and soil amendments, since August 2018. He previously acted as the financial principal of Portal Capital, an investment management company that he co-founded, from July 2006 to June 2018. Mr. Carley served as the Company’s interim Principal Financial and Accounting Officer from March 4, 2016 until August 10, 2016, and remained an employee of the Company through August 31, 2016. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in Accounting and Finance, and an A.B. degree in Economics and Classics from Dartmouth College.

Mr. Carley brings financial expertise to the Company and the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP, as well as President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years in the 1990’s. He is chair of the Board’s Risk Management Committee.

Thomas B. Cusick has served as Executive Vice President and Chief Operating Officer of Columbia Sportswear Company, an outdoor and active lifestyle apparel and footwear company listed on the Nasdaq Global Select Market, since July 2017. He previously served as Columbia’s Executive Vice President and Chief Financial Officer from 2015 until 2017. He was promoted to Chief Financial Officer in 2009 and served as Vice President, Corporate Controller and Chief Accounting Officer of Columbia from 2002 until 2009. Prior to joining Columbia, Mr. Cusick spent seven years with Cadence Design Systems, Inc. (and OrCAD, a company acquired by Cadence in 1999), a public company that develops system design enablement solutions, and certain of its subsidiaries. He began his career at the public accounting firm of KPMG, LLP. He received a B.S. degree in accounting from the University of Idaho.

Mr. Cusick brings financial expertise to the Board through his experience as an executive officer of a public company and his work with public company audit committees. He is chair of the Board’s Audit and Compliance Committee.

Diane L. Dewbrey was elected to the Board in October 2019. Ms. Dewbrey is also a director of MBIA Inc., a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. For five years, until its merger with Consolidated Communications in 2014, Ms. Dewbrey served as an independent director and then chair (2013-14) of the board of directors of Enventis, Inc., a telecommunications company. Ms. Dewbrey is an NACD Governance Fellow and holds a Professional Director Certification from the American College of Corporate Directors. Beginning in 1987, Ms. Dewbrey held various senior positions at Fifth Third Bancorp, serving as Senior Vice President and Director of Central Operations for 10 years until 2005. In 2006, she became CEO and a director of Foundation Bank in Bellevue, Washington, until 2015. Ms. Dewbrey earned her B.S. degree in Mathematics from Xavier University. She is currently a Director of the YMCA of the USA, serving on its Strategic Oversight and Investment Committee.

Ms. Dewbrey brings extensive experience in board leadership and senior management in areas including finance and investments. Ms. Dewbrey has also contributed meaningfully to community organizations throughout her career.

James B. Hicks, Ph.D., has been Professor of Research in Biological Sciences at the University of Southern California since 2014. From 2004 until 2016, Dr. Hicks was Professor of Biomedical Research at Cold Spring Harbor Laboratory in New York. He is a co-founder and director of Virogenomics, Inc., a private biotechnology company located in the Portland, Oregon metropolitan area, for which he previously served as Chief Technology Officer. Dr. Hicks was a director of AVI BioPharma, Inc. (now Sarepta Therapeutics, Inc.), from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee and chair of its compensation committee. Between 1990 and 2006, Dr. Hicks co-founded five biotech or internet companies. He completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University.

Through his experience with other public companies, Dr. Hicks provides valuable business and financial insight to the Board.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities.

Mr. Justesen brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates. Mr. Justesen is chair of the Board’s Nominating Committee.

Gary E. Kramer joined the Company on August 1, 2016, as Vice President – Finance and served as the Company’s Chief Financial Officer and Principal Accounting Officer until March 5, 2020, when he was appointed President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Kramer served as Senior Vice President for Global Services at Chubb Limited (formerly ACE Limited) beginning in 2013. In this role, Mr. Kramer led the Global Services team to support the growth of multinational businesses and meet the complex underwriting and servicing needs of large multinational customers. He also oversaw the delivery of sophisticated risk management products, programs, and services through all lines of business underwritten for global programs of U.S.-based companies. Between 2004 and 2013, Mr. Kramer held a variety of positions within the ACE Group companies, including Divisional Financial Officer of ACE Financial Solutions, Inc.

Mr. Kramer brings to the Board extensive experience in senior leadership positions as well as deep industry and financial acumen.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker was previously a director of First Federal Savings and Loan Association of McMinnville, Oregon, and Oregon Mutual Insurance. He also serves on the board of two charitable organizations, MV Advancements, which provides employment, residential, and community services to clients with disabilities, and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers’ compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with respect to workers’ compensation and overseeing its captive insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight stemming from his public service as state treasurer and service on other corporate boards.

Vincent P. Price is Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit corporation headquartered in Portland, Oregon, and dedicated to transforming health care by creating a person focused and economically sustainable system through health insurance plans and related products and services. Mr. Price joined Cambia in 2009. Prior to joining Cambia, he spent 15 years as a senior finance executive with Intel Corporation, a leader in the design and manufacturing of advanced integrated digital technology platforms, followed by seven years as a consultant to start-up companies. He serves on the board of trustees of BCS Financial’s Plan Investment Fund and the Oregon Health Sciences University Foundation. He received his bachelor's degree in business from South Dakota State University. His Master of Business Administration is from Arizona State University.

Mr. Price brings his business, financial, and risk management experience as an executive officer of a large health care organization to the Board. He is chair of the Board’s Compensation Committee.

The Board recommends that stockholders vote FOR each of the nominees named above.

Litigation Involving Directors and Officers

In June 2015, a shareholder derivative lawsuit was filed against the Company, its then directors and certain of its officers and a former officer in the Circuit Court for Baltimore City, Maryland. The complaint alleged breaches of fiduciary duty, unjust enrichment and other violations of law and sought various remedies.  The lawsuit was dismissed in 2018. In March 2019, the plaintiff filed a similar lawsuit, also in Baltimore City, Maryland.  The Company’s motion to dismiss was granted in March 2020.

We have entered into indemnification agreements with each of our current directors. Each agreement generally requires us to indemnify the director against expenses, including attorney fees, judgments, fines and settlements, arising from claims such as those described above (subject to certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services). For a more detailed discussion of indemnification of our directors and officers, see "Related Person Transactions" below.

Meetings and Committees OF THE BOARD OF DIRECTORS

The Board held seven meetings in 2019. Each director attended at least 75% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he or she served during his or her respective periods of service in 2019.

The Company does not have a policy regarding directors' attendance at the Company's annual meeting of stockholders. All directors as of last year's annual meeting attended the meeting.

The Board has determined that Messrs. Carley, Cusick, Dewbrey, Hicks, Justesen, Meeker, and Price are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market.

Board Leadership Structure

Michael L. Elich, previously the Company's Chief Executive Officer and a director since 2011, retired from those positions on March 5, 2020. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board. Mr. Meeker is an ex officio member of each Board committee of which he is not a voting member.

Throughout 2019, each of our directors other than Mr. Elich qualified as an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that its leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company's management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes. The Board, either as a whole or through the Audit and Compliance Committee (the “Audit Committee”), the Risk Management Committee, and other Board committees, periodically discusses with management strategic and financial risks associated with the Company's operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and, through discussions by the Audit Committee or its Chair with management and the Company’s independent registered public accounting firm (the “independent auditors”), oversees the Company's policies and practices regarding the preparation of financial statements and other public disclosures. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company's compliance and ethics programs. The Nominating Committee oversees the functioning of the Board and its committees, the Company's corporate governance practices, and succession planning for the Company's executive positions. The Compensation Committee monitors the Company's incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Risk Management Committee oversees the Company's workers' compensation insurance and other insured and self-insured risks, as well as risks associated with the Company's investment portfolio and information technology, including data privacy and cybersecurity.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the independent auditors, makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also oversees the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers. It reviews for potential conflicts of interest, and determines whether to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company's annual proxy statement. The Audit Committee held five meetings in 2019.

The current members of the Audit Committee are Messrs. Cusick (chair) and Meeker and Dr. Hicks. The Board has determined that Thomas B. Cusick is qualified to be an "audit committee financial expert" as defined by the SEC's rules under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board has also determined that each current member of the Audit Committee meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the Securities and Exchange Commission (the “SEC”) under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee's activities are governed by a written charter, a copy of which is available on the Company's website at www.mybbsi.com in the "Investors" section under “Governance.”

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions to grant stock options and other stock-based awards. The current members of the Compensation Committee are Messrs. Price (chair), Cusick, and Justesen and Dr. Hicks, each of whom is "independent" as defined in Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on The Nasdaq Stock Market. The Compensation Committee held eight meetings in 2019.

The Compensation Committee's responsibilities are outlined in a written charter, a copy of which is available on the Company's website at www.mybbsi.com in the "Investors" section under “Governance.” The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors. Its specific duties include reviewing the Company's cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board, as it deems appropriate. In the course of reviewing the Company's compensation policies and practices, the Compensation Committee has considered whether the Company's compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company's compensation program is not likely to have that effect.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and may make recommendations to the Compensation Committee regarding salary adjustments, stock-based awards, and the selection, target amounts and satisfaction of corporate and individual performance goals for cash and stock incentive awards. The Compensation Committee is responsible for annually evaluating the CEO's performance and establishing his base salary and incentive compensation. At the invitation of the Committee chair, the Company's Chief Financial Officer may attend committee meetings to provide information relevant to the Committee's determination of the satisfaction of corporate performance goals tied to cash and stock incentive compensation and the development of appropriate corporate performance targets for future awards of incentive compensation, as well as financial and accounting issues associated with the Company's executive compensation program. The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers.  If present at a Compensation Committee meeting, each of the CEO and CFO is excused during discussions of his compensation.

The Compensation Committee also administers the Company's stock incentive plans. The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee under the Company's 2015 Stock Incentive Plan, which was approved at the 2015 annual meeting of stockholders. The Compensation Committee has delegated authority, within specified limits, to the CEO (if also a director) to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. For several years, the Compensation Committee has engaged Mercer, a nationally recognized compensation consultant, to assist the committee in structuring and implementing the Company's executive compensation program. The Compensation Committee solicited information from Mercer regarding any potential conflicts of interest prior to each engagement and determined that no conflicts existed.

In the fall of 2018, the Compensation Committee retained Mercer to assist in updating the Company’s peer group used for comparison purposes. Mercer also provided an analysis of the competitiveness of the Company’s executive compensation program by executive officer position, based on published survey data for similarly sized entities in the services industry and benchmarking data for companies in the updated peer group. The Compensation Committee used the Mercer report in setting executive compensation levels for salaries, cash incentive target bonuses, and target stock-based awards for 2019.  During 2019, the Compensation Committee engaged Mercer to provide additional information regarding various issues, including the overall structure of the Company’s long-term stock-based incentive program for executive officers, as described in more detail under "Executive Compensation--Compensation Discussion and Analysis" below.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee is also responsible for developing corporate governance policies, principles and guidelines for the Company and succession planning with respect to the Company's executive officers. The current members of the Nominating Committee are Messrs. Justesen (chair), Carley, and Price and Ms. Dewbrey.  The Nominating Committee held three meetings in 2019.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company's website at www.mybbsi.com in the "Investors" section under “Governance.”

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider:

•	The candidate’s ability to commit sufficient time to the position;
•	Professional and educational background that is relevant to the financial, regulatory, industry and business environment in which the Company operates;
•	Demonstration of ethical behavior;
•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and
•	The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

While the Board has not adopted a formal policy with respect to the consideration of diversity in identifying director nominees, the Nominating Committee believes it is important that the Board as a whole represent a diversity of backgrounds, experience, gender and race.  Accordingly, the Nominating Committee has committed to continue its search for women and minority candidates to include in the pool from which future Board members will be chosen.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating Committee may poll current directors for suggested candidates or engage an executive search firm when called upon to identify new director candidates, because of a vacancy or a decision to expand the Board.

The Nominating Committee will also consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

Risk Management Committee

The Risk Management Committee is responsible for oversight of the Company's enterprise-wide risk management program.  The committee monitors the Company’s activities with regard to insurance risks; financial risks, including business models, interest rates, liquidity and the Company's investment portfolio; and technology risks, including information security and cyber defense mechanisms. The Risk Management Committee held five meetings in 2019. Its current members are Messrs. Carley (chair), Meeker, and Price and Ms. Dewbrey. The Risk Management Committee is governed by a written charter, which is available on the Company's website at www.mybbsi.com in the "Investors" section under “Governance.”

DIRECTOR COMPENSATION FOR 2019

The following table summarizes compensation paid to the Company’s outside directors for services during 2019. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2019.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Thomas J. Carley	$73,750	$62,454	$—	$136,204
Thomas B. Cusick	$80,000	$62,454	$—	$142,454
Diane Dewbrey	$14,037	$44,298	$—	$58,335
James B. Hicks, Ph.D.	$74,583	$62,454	$—	$137,037
Jon L. Justesen	$72,500	$62,454	$—	$134,954
Anthony Meeker	$112,500	$62,454	$—	$174,954
Vincent Price	$76,667	$62,454	$—	$139,121

(1)

Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. For 2019, the annual retainer was $60,000 for each outside director other than the Chairman of the Board, whose annual retainer was $100,000. Also throughout 2019, committee chairs and committee members received annual retainers as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Risk Management Committee, $10,000 and $5,000; and Nominating Committee, $7,500 and $3,750.

(2)

Reflects the grant date fair value of 774 restricted stock units ("RSUs") based on the closing share price of the Common Stock as of the grant date, July 1, 2019, of $80.69 per share. Additionally, reflects the grant date fair value of 501 RSUs based on the closing share price as of the grant date, November 4, 2019, of $88.42 per share for Ms. Dewbrey. All the RSUs vest on July 1, 2020, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Each RSU represents a contingent right to receive one share of Common Stock.

(3)

At December 31, 2019, the Company’s outside directors held RSUs as follows: Mr. Carley, 1,461 shares; Mr. Cusick, 1,670 shares; Ms. Dewbrey, 501 shares; Dr. Hicks, 1,775 shares; Mr. Justesen, 1,775 shares; Mr. Meeker, 2,089 shares; and Mr. Price, 1,606 shares. Also as of that date, the Company’s outside directors held stock options as follows: Mr. Carley, 15,875 shares; Dr. Hicks, 9,875 shares; Mr. Justesen, 7,000 shares; and Mr. Meeker, 7,000 shares.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to the Company's principal executive officer, principal financial officer, principal accounting officer, and controller. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company's Code of Business Conduct, which is generally applicable to all of the Company's directors, officers, and employees. The Code of Business Conduct is available on the Company's website at www.mybbsi.com in the "Investors" section under “Governance.”

Background and Experience of Executive Officers

In addition to Mr. Kramer, whose background information is presented above under "Background and Qualifications of Directors," Anthony J. Harris and Gerald R. Blotz currently serve as executive officers of the Company. Gregory R. Vaughn, who had served as an officer of the Company since 1998, retired in June 2019. Heather E. Gould was the Company’s Vice President and Chief Strategy Officer until April 3, 2020.

Anthony J. Harris, age 36, joined BBSI in September 2016 as Controller. He was promoted to Executive Director of Accounting and Finance in March 2018. Then, in March 2020, he was promoted to Chief Financial Officer and Principal Accounting Officer. Prior to joining the Company, Mr. Harris served as Controller for Holland Partner Group from 2015 to 2016. Previously, Mr. Harris spent nine years with PricewaterhouseCoopers LLP in various roles in the United States and Australia, where he supported publicly traded and large privately held companies. Mr. Harris is a certified public accountant and received a BBA with a specialization in finance and accounting from Washington State University.

Gerald R. Blotz, age 50, joined the Company in May 2002 as Area Manager of the San Jose branch office. Mr. Blotz was promoted to Vice President, Chief Operating Officer-Field Operations in May 2014. Prior to joining the Company, Mr. Blotz was President and Chief Operating Officer of ProTrades Connection, where he was instrumental in building ProTrades to 44 offices in four states.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 1, 2020, by each director, by each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below, and by all current directors and executive officers of the Company as a group. In addition, it provides information, including names and addresses, about each other person or group known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Five Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
Capital World Investors (2)	590,000	7.8%
BlackRock, Inc.(3)	537,122	7.1%
JPMorgan Chase & Co.(4)	491,205	6.5%
The Vanguard Group(5)	480,641	6.4%
Renaissance Technologies LLC(6)	399,200	5.3%

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership(1)	Percent
Gerald R. Blotz	40,116	*
Thomas J. Carley (7)(8)	29,241	*
Thomas B. Cusick	1,470	*
Diane L. Dewbrey	—	—
Michael L. Elich	180,416	2.4%
Heather E. Gould	10,208	*
Anthony J. Harris	681	*
James B. Hicks, Ph.D.(9)	24,384	*
Jon L. Justesen	31,557	*
Gary E. Kramer	17,632	*
Anthony Meeker (8)	17,998	*
Vincent P. Price	1,342	*
Gregory R. Vaughn	144,406	1.9%
All current directors and executive officers as a group (10 persons)	164,421	2.2%

*	Less than 1% of the outstanding shares of Common Stock.

(1)

Includes options to purchase Common Stock exercisable within 60 days following April 1, 2020, as follows: Mr. Blotz, 17,500 shares; Mr. Carley, 3,750 shares; Mr. Elich, 55,369 shares; Dr. Hicks, 9,875 shares; Mr. Justesen, 5,000 shares; Mr. Meeker, 5,000 shares; and Mr. Vaughn, 43,977 shares; and all current directors and executive officers as a group, 41,125 shares.

(2)

Based on information contained in the Schedule 13G filed on February 14, 2020, by Capital World Investors, a division of Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, reporting sole voting power and sole dispositive power as to 590,000 shares.

(3)

Based on information contained in the Schedule 13G amendment filed on February 5, 2020, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, reporting sole voting power as to 523,139 shares and sole dispositive power as to 537,122 shares.

(4)

Based on information contained in the Schedule 13G amendment filed on January 10, 2020, by JPMorgan Chase & Co., 383 Madison Avenue, New York, New York 10179, reporting sole voting power as to 441,384 shares and sole dispositive power as to 481,905 shares.

(5)

Based on information contained in the Schedule 13G amendment filed on February 12, 2020, by The Vanguard Group, 100 Vanguard Blvd, Malvern, Pennsylvania 19355, reporting sole voting power as to 15,918 shares, shared voting power as to 633 shares, sole dispositive power as to 465,540 shares, and shared dispositive power as to 15,101 shares.

(6)

Based on information contained in the Schedule 13G amendment filed on February 13, 2020, by Renaissance Technologies LLC, 800 Third Avenue, New York, New York 10022, reporting sole voting power as to 378,956 shares, sole dispositive power as to 397,536 shares, and shared dispositive power as to 1,664 shares.

(7)	Includes 3,002 shares owned by Mr. Carley's spouse.

(8)	Includes shares pledged as collateral for margin accounts with brokerage firms as follows: Mr. Carley, 18,489 shares; and Mr. Meeker, 1,000 shares.

(9)	Includes 1,050 shares owned by Dr. Hicks’ spouse.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy, which is applicable to the Company’s directors and executive officers, and prohibits them from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or stock incentive plans, or termination of employment.  The Company’s Anti-Hedging Policy is available on the Company’s website at www.mybbsi.com in the "Investors" section under “Governance.”

Delinquent Section 16(a) Reports

Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 "reporting persons," including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company's knowledge, based solely on a review of the copies of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC and written representations by the Company's directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2019 on a timely basis, except (i) Messrs. Elich, Kramer, Blotz and Vaughn, each an executive officer, filed one late Form 4 reporting the vesting of performance shares and (ii) Diane Dewbrey, a director, filed one late Form 4 reporting the grant of an RSU award.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of Common Stock with a value equal to at least three times the regular annual cash retainer, currently $60,000, within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

The Board also adopted a policy on stock ownership for the Company's executive officers. Under the policy, executive officers will have five years from the later of July 1, 2016, and the date the officer is notified of his or her selection, to achieve and maintain ownership of shares of Common Stock with a value equal to at least three times the officer's annual base salary. Shares will be valued at the greater of the then current market price and the original purchase price. Until the minimum ownership level is reached, the officer is expected to retain at least 50% of the shares of Common Stock received upon exercise of an option or vesting of RSUs and performance shares, after payment of the exercise price and withholding and payroll taxes. Participants who are not in compliance will not be permitted to sell or dispose of shares, except as described in the preceding sentence, until they reach the required ownership level. The Nominating Committee may make an exception in its sole discretion in the case of financial hardship.

ITEM 2 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S BYLAWS PROVIDING PROXY ACCESS IN THE ELECTION OF DIRECTORS

The Board recommends that stockholders adopt an amendment to the Company’s Bylaws (the “Bylaws”) to provide for proxy access in the election of directors. The proposed amendment (the "Proxy Access Bylaw") would be added to Article I of the Bylaws as Section 1.12, a copy of which is attached to this proxy statement as Appendix A. The following description of the Proxy Access Bylaw is qualified in its entirety by reference to Appendix A.

Purposes and Effects of the Proxy Access Bylaw

At the Company’s annual meeting of stockholders held in May 2019, holders of a majority of the shares voting on a stockholder proposal regarding proxy access voted in favor of the proposal calling for the Board to draft, adopt and submit a proxy access bylaw to a vote of the stockholders. After considering various factors with respect to the implementation of proxy access, the Board approved the Proxy Access Bylaw and directed its submission to a vote of the stockholders at this Annual Meeting. If approved by the affirmative vote of a majority of all shares of our Common Stock entitled to vote at the Annual Meeting, the Proxy Access Bylaw will become effective as of the date of the Annual Meeting. The Proxy Access Bylaw would provide an additional means for the Company’s stockholders to nominate a director candidate for election to our Board. Eligible stockholders who comply with the requirements set forth in the Proxy Access Bylaw would be able to include their own nominees for director in the Company’s proxy materials, together with candidates nominated by the Board.

Vote Required and Board Recommendation

The proposal must be approved by the affirmative vote of a majority of all shares of our Common Stock entitled to vote at the Annual Meeting.  Abstentions and broker non-votes will have the effect of a vote against the proposal.

The Board unanimously recommends a vote FOR Item 2 to APPROVE amendment of the Bylaws to include the Proxy Access Bylaw.

Summary of the Proxy Access Bylaw

Eligibility of Stockholders to Nominate Directors. A stockholder or group of up to 20 stockholders (such stockholder or stockholder group, an “Eligible Stockholder”) that has maintained continuous qualifying ownership of 3% or more of the outstanding Common Stock for at least the previous three years would be permitted to nominate and include up to a specified number of proxy access nominees in the Company’s proxy materials for its annual meeting of stockholders; provided that the eligible stockholder and proxy access nominee(s) satisfy all applicable requirements of the Bylaws.

Calculation of Qualifying Ownership. To ensure that the interests of stockholders seeking to include proxy access nominees in the Company’s proxy materials are aligned with those of other stockholders, an eligible stockholder will be deemed to own only those outstanding shares of Common Stock as to which the eligible stockholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares. The following shares would not count as “owned” shares for purposes of the Proxy Access Bylaw:

•	shares sold by the eligible stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;
•	shares borrowed by the eligible stockholder or any of its affiliates for any purposes or purchased by the eligible stockholder or any of its affiliates pursuant to an agreement to resell; and
•

shares subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such stockholder or any of its affiliates with the attributes described in the Proxy Access Bylaw; such arrangements would generally be considered a hedging transaction.

Required Information and Supporting Statement. Each eligible stockholder seeking to include a proxy access nominee in the Company’s proxy materials would be required to provide certain information to the Company, including, but not limited to:

•

written statement(s), from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, verifying that, as of a date within seven calendar days prior to the date the notice of proxy access nomination is received by the Company’s secretary, the eligible stockholder owns the required shares, and has owned such shares continuously for the minimum holding period;

•

the eligible stockholder’s agreement to provide, within five business days after the record date for the annual meeting, written statement(s), from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, verifying continuous ownership of the required shares through the record date;

•	a copy of the Schedule 14N filed by the eligible stockholder with the SEC; and
•

all information regarding each proxy access nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

Eligible stockholders would also be required to make certain representations and undertakings to the Company, including, but not limited to:

•	lack of intent to change or influence control of the Company;
•	intent to maintain qualifying ownership through the annual meeting date;
•	refraining from nominating any individual as a director at the annual meeting, other than their proxy access nominee(s);
•	engaging or participating only in a solicitation in support of the election of their proxy access nominee(s) or board nominee(s);
•	all applicable laws and regulations with respect to any solicitation in connection with the annual meeting or applicable to the filing and use, if any, of soliciting material;
•

providing facts, statements and other information in all communications with the Company and its stockholders that are or will be true and correct in all material respects and that do not or will not omit to state a material fact necessary in order to make the communications, in light of the circumstances under which they were made, not misleading;

•

undertaking to assume all liability stemming from any legal or regulatory violation arising out of the eligible stockholders’ communications with the Company’s stockholders or the information provided to the Company, in either case relating to the eligible stockholder’s efforts to nominate its proxy access nominee(s);

•

undertaking to indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the eligible stockholder; and

•

in the case of a nomination by a group of stockholders that together is an eligible stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

Eligible stockholders would be permitted to include in the proxy statement a statement, not to exceed 500 words, in support of each proxy access nominee. The Company may omit any information or statement that it, in good faith, believes is untrue in any material respect, omits a material fact necessary in order to make the information, in light of the circumstances, not misleading, or would violate any applicable law or regulation. The Company may solicit against and include in the proxy statement its own statement relating to any proxy access nominee.

Number of Proxy Access Nominees. The maximum number of proxy access nominees that the Company would be required to include in its proxy materials would not exceed the greater of (a) two and (b) 20% of the directors in office at the time of nomination (rounded down to the nearest whole number). If the Board decides to reduce the size of the Board after the nomination deadline but before the date of the annual meeting, the proxy access nominee limit would be calculated based on the reduced number of directors. Any director currently serving on the Board who will be included as a management nominee and who was included as a proxy access nominee for either of the two preceding annual meetings, and any proxy access nominee who is either subsequently withdrawn or included in the Company’s proxy materials as a nominee of the Board, would not be counted against the proxy access nominee limit.

Nominating Procedure. In order to provide adequate time to assess proxy access nominees, requests to include proxy access nominees in the Company’s proxy materials must be received no earlier than 120 days and no later than 90 days before the anniversary of the date that the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders, subject to adjustment in the event the annual meeting is held more than 30 days before or after the anniversary of the date of the prior year’s annual meeting.

Procedure for Selecting Proxy Access Nominees if Nominee Limit is Exceeded. Any eligible stockholder that submits more than one proxy access nominee would be required to provide a ranking of its proposed proxy access nominees. If the number of proxy access nominees exceeds the proxy access nominee limit, the highest ranking qualified individual from the list proposed by each eligible stockholder, beginning with the eligible stockholder with the largest qualifying ownership and proceeding through the list of eligible stockholders in descending order of qualifying ownership, would be selected for inclusion in the Company’s proxy materials until the proxy access nominee limit is reached.

Information Required of all Proxy Access Nominees. Each proxy access nominee would be required to make certain written representations to and agreements with the Company, including, but not limited to:

•	a consent of such nominee to being named in the Company’s proxy materials as a nominee and to serving as a director if elected;
•

the information required with respect to such proxy access nominee if such nominee were a person nominated for election or reelection as a director pursuant to Section 1.11(c) of Article I of the Bylaws;

•	agreeing to act as a representative of all of the Company’s stockholders while serving as a director;
•	refraining from voting agreements or commitments as a director that have not been disclosed to the Company;
•

refraining from compensatory arrangements with a person or entity other than the Company in connection with such proxy access nominee’s service or action as a director that have not been disclosed to the Company;

•

complying with all publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company, as well as the applicable provisions of the Bylaws; and

•	the accuracy and completeness of all information provided to the Company.

Proxy access nominees would also be required, at the request of the company, to submit completed and signed questionnaires required of company directors and officers and provide any additional information necessary for the board’s independence evaluation and determination.

Exclusion and Future Disqualification of Proxy Access Nominees. The Company would not be required to include a proxy access nominee in the Company’s proxy materials if, among other things:

•	a stockholder has nominated any person for election to the Board pursuant to the advance notice requirements for stockholder nominees for director;

•

the nominating stockholder has engaged in or is currently engaged in, or has been or is a "participant" in another person's, "solicitation," within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the upcoming annual meeting other than its nominee or a nominee of the Board;

•

the proxy access nominee is or becomes party to any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Company or a wholly owned subsidiary of the Company;

•	the proxy access nominee is not independent under applicable director independence standards;
•	the election of the proxy access nominee would cause the Company to violate its Bylaws or Charter, any stock exchange requirements or any applicable laws, rules or regulations;
•	the proxy access nominee is, or has been within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914;
•	the proxy access nominee is subject to an event for which disclosure would be required in the proxy statement for the upcoming annual meeting by Item 401(f) of Regulation S-K;
•

the proxy access nominee is subject to any order of the type specified in Rule 506(d) of Regulation D, commonly known as the “Bad Actor” rules, promulgated under the Securities Act of 1933, as amended;

•

the proxy access nominee or the nominating stockholder has provided false or misleading information to the Company or omitted to state a material fact necessary in order to make the information, in light of the circumstances under which it was provided, not misleading; or

•	the proxy access nominee or the nominating stockholder breaches any of their respective obligations under the Bylaws.

In addition, the Board or the chairman of the annual meeting will declare a proxy access nomination by an eligible stockholder to be invalid, and such nomination will be disregarded, if (1) the proxy access nominee or the eligible stockholder breaches any of their respective obligations under the Bylaws or (2) the eligible stockholder does not appear at the annual meeting in person or by proxy to present the nomination.

Any proxy access nominee who is included in the Company’s proxy materials but subsequently either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (2) does not receive the affirmative vote of at least 25% of the shares represented in person or by proxy at such meeting and entitled to vote in the election of directors would be ineligible for nomination for the following three annual meetings.

ITEM 3 – APPROVAL OF 2020 STOCK INCENTIVE PLAN

The Board adopted the Barrett Business Services, Inc., 2020 Stock Incentive Plan (the "2020 Plan") on April ___, 2020.  The 2020 Plan is subject to stockholder approval at the Annual Meeting.  If approved, the 2020 Plan will become effective as of the date of the Annual Meeting and will serve as successor to the Company's 2015 Stock Incentive Plan (the "Prior Plan"), which will expire on May 27, 2020.  Below is a summary of the principal provisions of the 2020 Plan and its operation.  A copy of the 2020 Plan is set forth in full in Appendix B to this Proxy Statement, and the following description of the 2020 Plan is qualified in its entirety by reference to Appendix B.

Purposes and Effects of the 2020 Stock Incentive Plan

We have historically maintained a stock-based compensation program for the benefit of our employees, directors and consultants.  The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to our success and to promote success by providing rewards for exceptional service and long-term incentives for future contributions to the Company.  Stock-based awards also encourage ownership of Common Stock by our directors, executive officers, and other employees.

The Board adopted the 2020 Plan to provide the overall structure for future awards of stock-based incentive compensation.  The 2020 Plan will serve as successor to the Prior Plan.  As described under "Executive Compensation" below, our long-term incentive program for executive officers has consisted of awards under the Prior Plan and its predecessors.  Such awards have included stock options, restricted stock units ("RSUs"), and performance shares.  As of April 15, 2020, there were [__________] shares available for future awards under the Prior Plan but, as noted above, the Prior Plan will expire on the date of the Annual Meeting.  Additional information regarding outstanding stock-based awards under the Prior Plan and earlier plans appears below under "Additional Equity Compensation Plan Information."

If the 2020 Plan is approved at the Annual Meeting, all stock-based awards previously granted under the Prior Plan will remain outstanding until exercised or terminated and will be subject to the terms of the Prior Plan.  However, no new awards will be granted under the Prior Plan, and the 2020 Plan will be used thereafter.  If the 2020 Plan is not approved at the Annual Meeting, the Company will be precluded from granting stock-based awards as part of its executive compensation program unless the Company's stockholders approve a different stock-based compensation plan at a future meeting.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast on Item 3 is required for approval.  Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote FOR approval of the Barrett Business Services, Inc., 2020 Stock Incentive Plan.

SUMMARY OF THE 2020 STOCK INCENTIVE PLAN

Administration

Except to the extent the Board determines otherwise, the 2020 Plan will be administered by the Compensation Committee (referred to in this section as the "Committee").  Under its charter, the Committee must consist of three or more directors of the Company, each of whom satisfies the applicable independence criteria of the stock exchange or quotation system on which the Company's common stock is listed or quoted and qualifies as a "non-employee director" as defined by Rule 16b-3 promulgated under the Exchange Act.

Eligibility.  Employees, including employees who may also be directors, non-employee directors, and outside consultants are eligible to receive awards under the 2020 Plan.  Individuals who receive awards are referred to as "Participants."  As of April 15, 2020, seven non-employee directors, three executive officers, and approximately [__] other employees were considered to be eligible to receive awards under the 2020 Plan, assuming its approval by the stockholders. Compensation paid to the Company's non-employee directors in any calendar year may not exceed a total of $400,000 per director, including all cash compensation and the value of all awards granted under the 2020 Plan.

Shares Available for Issuance under the 2020 Plan.  A maximum of 375,000 shares of Common Stock may be made the subject of awards granted under the 2020 Plan.  This amount will be adjusted in the event of certain changes in the Company's capitalization.

If an award is canceled or expires for any reason before having been fully vested or exercised, or is exchanged for another award, or is otherwise forfeited, all shares covered by such award will be added back to the number of shares available for future awards.  The shares subject to awards that are payable or settled solely for cash also will not reduce the number of shares available for future awards.  In no event will any of the following shares again become available for other awards:  (i) shares tendered or withheld in respect of taxes; (ii) shares tendered or withheld to pay the exercise price of options; (iii) shares repurchased by the Company from a Participant with the proceeds from the exercise of options; and (iv) the total number of shares underlying exercised stock appreciation rights, not just the net number of shares issued.

The 375,000 shares that will be authorized for issuance under the 2020 Plan represent approximately [__] percent of outstanding shares as of April 15, 2020.

The 2020 Plan is separate from the Prior Plan, and the adoption of the 2020 Plan neither affects nor is affected by the Prior Plan, except that no further awards will be granted under the Prior Plan after the effective date of the 2020 Plan.  The closing sale price of the Common Stock on April 1, 2020, was $35.98 per share.

Duration of the 2020 Plan.  The 2020 Plan will terminate ten years after its effective date or, if earlier, when all awards have been granted covering all available shares or the plan is otherwise terminated by the Board.  Termination of the 2020 Plan will not affect outstanding awards.

Description of Awards under the 2020 Plan.  The Committee may make awards to eligible Participants of incentive stock options ("ISOs"), non-qualified stock options ("Nonqualified Options"), stock appreciation rights ("SARs"), restricted shares ("Restricted Shares"), restricted stock units ("RSUs"), and performance shares.  The general terms of such awards are summarized below.  Each award will be evidenced by a written agreement between the Company and the Participant with such terms and conditions as are approved by the Committee in its discretion, subject to the provisions of the 2020 Plan.

Stock Options.  Options granted under the 2020 Plan provide Participants with the right to purchase shares at a predetermined exercise price.  The Committee may grant ISOs or Nonqualified Options.  Each award agreement will state the option exercise price per share of common stock purchasable under each option, which may not be less than 100 percent of the fair market value of a share on the date of grant.  The applicable award agreement will specify when the option becomes exercisable, which may be in full or in installments based on continuation of employment over a specified period, satisfaction of performance goals, or other criteria.  No option may be exercised after the expiration of its term, which may be no longer than ten years from the date of grant.  The Committee will determine the terms of each ISO or Nonqualified Option at the time of grant.

Special rules apply for ISOs.  The terms of ISOs and the applicable award agreement must conform to the statutory and regulatory requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code").  ISOs may only be granted to employees of the Company or its subsidiaries.  The maximum number of shares as to which ISOs may be granted under the 2020 Plan is 375,000.

SARs.  A SAR is an award entitling a Participant to receive an amount equal to the excess (or, if the Committee determines at the time of grant, a portion of the excess) of the fair market value of a share of Common Stock on the date of exercise of the SAR over the base price multiplied by the number of shares as to which the SAR is being exercised.  The base price may not be less than 100 percent of the fair market value of a share on the date of grant.  Upon the exercise of a SAR, payment may be made in cash, shares of Common Stock, or in any combination of the foregoing as the Committee may determine.  No stock appreciation right may be exercised after the expiration of its term, which may be no more than ten years from the date of grant.

Restricted Shares.  A Restricted Share is an award of shares to a Participant that is subject to such terms and conditions as the Committee deems appropriate, including, for example, completing a specified number of years of service or attaining specified performance goals.  No cash or other consideration is required to be paid for shares subject to an award of Restricted Shares.  Any portion of an award of Restricted Shares that is not vested because the specified conditions were not met is forfeited.

Restricted Stock Units.  RSUs are units (with each unit having a value equivalent to one share) granted to a Participant on such terms as the Committee may determine, including, for example, a requirement that the Participant forfeit such RSUs upon termination of employment or service as a non-employee director.  Upon vesting of an award of RSUs, the Participant is entitled to receive a payment in an amount equal to the aggregate fair market value of the shares covered by such RSUs at the end of the applicable restriction period.  Payment made be made in unrestricted shares of Common Stock equal to the number of RSUs, in installments, in cash, or in any other manner as determined by the Committee.

Performance Shares.  A performance share represents a right of a Participant to an actual share or a share unit having a value equal to one share of Common Stock.  The Committee will determine whether and to whom performance awards will be granted, the performance goals applicable to each award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the performance shares.  Payment with respect to performance shares will be in cash or in shares of Common Stock as specified in the award agreement.  Following the end of the performance period, a participant holding performance shares will be entitled to receive payment of an amount, not exceeding the maximum value of the performance shares, based on the achievement of the performance goals for such performance period, as determined by the Committee.

Provisions Governing All Awards.  All awards under the 2020 Plan are subject to the following provisions:

Minimum Vesting Period.  No award may vest in whole or in part before the one-year anniversary of the grant of such award; provided that the Committee may grant Awards covering up to five percent of the shares authorized for issuance under the 2020 Plan without regard to the foregoing restriction.  The provision also does not restrict the Committee's authority, in its sole discretion, to accelerate the vesting of, and waive any restrictions applicable to, any outstanding awards.

Performance Goals.  If an award is intended to be performance-based, the Committee will establish performance goals for specific performance periods on the basis of such criteria as the Committee may select, such as performance criteria for the Company, an operating group or a branch, a Participant's individual performance, or a combination of both.  Performance goals may be objective or subjective.

Rights as Stockholders. Participants will have no rights of a stockholder with respect to shares subject to an award until such shares are issued in the name of the Participant, including the right to receive cash dividends or dividend equivalents.  No cash dividends or dividend equivalents will be paid or accrued on Restricted Shares before they vest.  Stock dividends issued with respect to unvested Restricted Shares will be subject to the same restrictions.  Unless the award agreement for Restricted Shares provides otherwise, a Participant will have voting rights with respect to unvested Restricted Shares that have not been forfeited.

Change in Control.  If a change in control of the Company occurs, the Committee has broad discretion to, among other things, accelerate the vesting of outstanding awards, convert or replace outstanding awards, or cancel outstanding awards in exchange for specified payments.  Replacement and converted awards would continue to vest over the period (and at the same rate) as the awards which the replacement or converted awards replaced, unless otherwise determined by the Committee.  The Committee may provide for a 30-day period prior to a change in control during which all outstanding awards will tentatively become fully vested; when the change in control occurs, all outstanding and unexercised awards will then immediately terminate.  Unless the Committee specifically provides otherwise in an award agreement, awards will become vested as of a change in control date only if, or to the extent, such acceleration of vesting does not result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.  The definition of change in control used in the 2020 Plan is summarized below under "Agreements with Executive Officers."

No Repricing.  No options or SARs may be repriced, replaced, regranted through cancellation, or modified without stockholder approval (except in connection with a change in the Company's capitalization or similar event), if the effect would be to reduce the exercise or base price for the shares underlying the award.

Nontransferability of Awards.  Awards granted under the 2020 Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the Participant's lifetime only by the Participant.

Clawback of Compensation.  All compensation pursuant to awards granted under the 2020 Plan are subject to recovery under the Company's compensation recovery policy described under "Compensation Recovery 'Clawback' Policy" above, as well as any future policies that may be adopted by the Company.

Termination of Employment.  The terms and conditions under which an award may be exercised, if at all, after a Participant's termination of employment or service as a non-employee director will be determined by the Committee and specified in the applicable award agreement.

Amendment and Termination.  The 2020 Plan may be amended by the Board at any time, but no such amendment will be effective unless approved by the Company's stockholders to the extent that such approval is required to satisfy applicable law or securities exchange listing requirements.  The Board may also terminate the 2020 Plan at any time, but termination will not affect outstanding awards.  Also, an amendment will not materially impair the rights of a Participant with respect to outstanding awards without the Participant's consent, unless the amendment provides for payment of the value of the vested portion of the award to the Participant.

EXPECTED FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax consequences relating to awards granted under the 2020 Plan.  This discussion is not intended to constitute tax advice, does not address all aspects of U.S. federal income taxation, does not discuss state, local, employment, and foreign tax issues, and does not discuss considerations applicable to a holder who is, with respect to the United States, a non-resident alien.  This summary of federal income tax consequences does not purport to be complete and is based upon interpretations of the existing laws, regulations, and rulings, which could be altered materially with enactment of any new tax legislation.  Participants should consult their own tax advisors because the summary below may not apply to a Participant's particular situation.

Under the Code, the Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Participants recognize pursuant to awards.  For Participants, the expected U.S. federal income tax consequences of awards are as follows:

Nonqualified Options.  A Participant will not recognize income at the time a Nonqualified Option is granted.  At the time a Nonqualified Option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of (i) the fair market value of the shares issued to the Participant on the exercise date over (ii) the exercise price paid for the shares.  At the time of sale of shares acquired pursuant to the exercise of a Nonqualified Option, the appreciation (or depreciation) in value of the shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs.  A Participant will not recognize income upon the grant of an ISO.  There are generally no tax consequences to the Participant upon exercise of an ISO (except that the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be included in the Participant's alternative minimum taxable income).  If the shares are not disposed of within the later of two years from the date the ISO was granted or one year after the ISO was exercised, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss.  If either of these holding period requirements are not met, then a "disqualifying disposition" occurs.  Upon a disqualifying disposition, (i) the Participant recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disqualifying disposition) exceeded the exercise price for the ISO and (ii) any excess amount realized on the disqualifying disposition over the fair market value of the shares at the time of exercise will be characterized as capital gain.  If the amount the Participant realizes from a disqualifying disposition is less than the exercise price paid and the loss sustained upon the disposition would otherwise be recognized, the Participant will not recognize any ordinary income from the disqualifying disposition and instead the Participant will recognize a capital loss.

Stock Appreciation Rights.  A Participant will not recognize income at the time of grant of a SAR.  Upon exercise of a SAR, the Participant will recognize ordinary income in an amount equal to the value of any cash or shares that the Participant receives.  At the time of sale of any shares acquired pursuant to the settlement of a SAR, the appreciation (or depreciation) in value of the shares after the date of settlement will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Restricted Shares.  In general, a Participant will not recognize income at the time of grant of Restricted Shares unless the Participant elects with respect to the Restricted Shares to accelerate income taxation to the date of the award, as described further below.  In the absence of an election to accelerate income taxation to the date of an award, upon lapse of the forfeiture conditions or transfer restrictions (the "vesting date"), a Participant will recognize ordinary income equal to the fair market value of the Restricted Shares on the vesting date (less any amount the Participant paid for such Restricted Shares).  If permitted by the applicable award agreement, a Participant may, within 30 days after the date of the grant, elect to immediately recognize (as ordinary income) the fair market value of the Restricted Shares (less any amount the Participant paid for the Restricted Shares), determined as of the date of grant (without regard to the forfeiture conditions and transfer restrictions).  This election is made pursuant to Section 83(b) of the Code.  If a Participant making such an election later forfeits the Restricted Shares, no deduction or capital loss will be available to the Participant (even though the Participant previously recognized ordinary income with respect to such Restricted Shares).

Restricted Stock Units and Performance Shares.  In general, a Participant will not recognize income at the time of grant of RSUs or performance shares.  Upon distribution of cash or unrestricted shares that the Participant receives in settlement of RSUs or performance shares after vesting, a Participant will recognize ordinary income equal to the value of any cash or unrestricted shares that the Participant receives.  At the time of sale of any shares acquired pursuant to the settlement of RSUs or performance shares, the appreciation (or depreciation) in value of the shares after the date of settlement will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Payment of Exercise Price or Tax Withholding in Shares.  The Committee may permit Participants to pay all or a portion of the exercise price of stock options or tax withholding obligations upon exercise or vesting of an award by tendering previously acquired shares of common stock or by relinquishing a portion of the shares otherwise issuable upon exercise or vesting.  If an option is exercised and payment is made in shares the Participant already owns, there generally is no taxable gain or loss to the Participant other than any gain recognized as a result of exercise of the option, as described above.  A number of new shares equal to the number of shares transferred to pay the exercise price will have a basis equal to the basis of the transferred shares and the same holding period as the transferred shares.  (If ISO shares are used to exercise a nonqualified option, a number of the new shares equal to the number of ISO shares transferred to pay the exercise price of the nonqualified option will also be treated as ISO shares subject to the same holding periods as the original ISO shares.)  The remainder of the new shares will have a new holding period and a basis equal to (i) for nonqualified options, the fair market value of those shares on the exercise date or (ii) for ISOs, zero.

Special Tax Provisions.  A Participant will also be subject to a 3.8 percent tax on the lesser of (i) the Participant's "net investment income" for the relevant tax year and (ii) the excess of the Participant's modified adjusted gross income for the taxable year over a certain threshold.  Net investment income generally includes net gains from the disposition of shares.  Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on awards in connection with a change in control of the Company may be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code, the Participant may be subject to a 20 percent excise tax, and the Company may be denied a tax deduction.

  ITEM 4 – ADVISORY VOTE TO APPROVE COMPENSATION OF OUR EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2017 annual meeting, the Company's stockholders approved the Board's recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company's executive officers again this year. Unless the Board changes its policy, the next “say on pay” advisory vote will be held in 2021.

The Compensation Committee believes that executive compensation should align with the stockholders' interests, without encouraging excessive or unnecessary risk. This compensation philosophy and the program structure approved by the Compensation Committee are central to the Company's ability to attract, retain, and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail below under the subheading "Executive Compensation – Compensation Discussion and Analysis – Compensation Philosophy and Objectives." A detailed description of compensation paid to our named executive officers in 2019 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

"RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved. "

The above-referenced disclosures appear below under the heading "Executive Compensation" in this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting, as long as a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract, motivate, and retain high-quality executive officers;
•	To provide competitive compensation relative to compensation paid to similarly situated executives; and
•	To align the interests of executives with our overall risk profile to build long-term stockholder value.

At the 2019 annual meeting of stockholders, more than 97% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company's named executive officers. The Committee took this indication of support into consideration in reviewing the Company's executive compensation program. Our executive compensation program processes are consistent with those established by the Committee and are monitored by the Company’s finance functions.

2019 Executive Compensation Components. For the fiscal year ended December 31, 2019, the principal components of compensation for executive officers were:

•	Base salary;
•	Target annual cash incentive compensation, including both performance-based compensation and discretionary bonuses;
•	Grants of restricted stock units; and
•	Grants of performance share awards.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as in connection with a promotion or other change in job responsibility. In determining base salaries for executives in 2019, the Committee primarily considered:

•	The Committee’s analyses of competitive compensation practices, including the information described below under the subheading “Peer Group and Survey Data for Comparison Purposes”;
•	Scope of responsibilities, including leadership, experience, skills, expertise, and knowledge;
•	Individual performance and contributions to the Company’s financial and strategic objectives;
•	The overarching goal of the CEO to foster strategic alignment and teamwork among the Company’s executive officers; and
•

The results of the executive compensation survey of the Company’s updated peer group conducted by the Company’s independent compensation consultant, Mercer, as described in more detail under “Peer Group and Survey Data for Comparison Purposes” below.

Based on the foregoing factors, the Committee determined not to adjust the annual base salary levels for any of the Company’s executive officers for 2019.

Annual Cash Incentive Compensation

The Company's executive officers were eligible to receive annual cash bonuses following yearend for services during 2019. The Committee set the target bonus amounts in April 2019 at 100% of base salary for Mr. Elich and 80% of base salary for the other executive officers. Of the total bonus opportunity, 75% was awarded under the Company's Annual Cash Incentive Award Plan based on achievement of objective corporate performance goals selected by the Committee. The other 25% of the total bonus opportunity was reserved for award in the Committee's discretion based on its assessment of each officer's individual performance during 2019.

Achievement above or below established target levels for the corporate financial metrics results in an upward or downward adjustment in the cash incentive amount payable for corporate level goals. The adjustment is calculated based on a defined factor (2.5% for 2019) multiplied by the percentage by which the actual achievement of a given metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80% level or above, no part of the cash incentive associated with that metric is earned. The maximum cash incentive payable is 200% of the target amount.  An executive must remain employed by the Company through the date of the Committee's determination of performance to be eligible to receive annual cash incentive payouts.

In April 2019, the Compensation Committee determined that the corporate portion of the annual cash incentive would be based 50% on achievement of net income and 50% on achievement of gross billings and set target levels of achievement.  At its meeting on February 24, 2020, the Committee reviewed the Company's financial results for 2019 and concluded that growth in gross billings in 2019 was 5.65%, compared to the target goal of 8.0%.  Therefore, the Committee determined that the corporate goal for gross billings had not been attained at the minimum threshold level of 80%, such that no target bonus amounts tied to that goal were payable. The Committee then determined that growth in net income for 2019 was 26.9%, compared to the target goal of 11.7%.  Therefore, the corporate net income goal had been achieved at 229% of the target goal.  With the 2.5% adjustment for each percentage point above the 100% level, the multiplier factor was substantially above, and limited to, the maximum payout of 200% of the target award. Actual cash incentive payouts are shown in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table below.

The Committee also approved target cash incentive amounts in April 2019 tied to the subjective individual performance of the executive officers and representing 25% of the total bonus opportunity. In February 2020, the Company’s CEO met with the Committee to present his views regarding the performance of each member of the executive team other than himself.  He stated that six of the goals by which he assessed the team’s performance related to companywide initiatives and comprised approximately 70%-80% of each officer’s performance for purposes of his evaluation. The goals focused on transparency, assuring the accuracy of financial records, implementation of the Company’s product framework, organizational readiness in the face of changing market conditions, progress in implementing the Company’s five-year strategic plan, and adoption of improved methods for product delivery.  Mr. Elich commented on the executive management team’s progress with respect to each of the six goals, stating that, in his view, the executive team had met his expectations in 2019.  He also noted that the team had been required to absorb the responsibilities assigned to Mr. Vaughn prior to his retirement on June 30, 2019.  At its meeting in late February 2020, the Committee approved payouts of 100% of the target cash incentive amounts tied to individual performance for Mr. Elich, Mr. Blotz, and Ms. Gould, and 125% of the target cash incentive amount tied to individual performance for Mr. Kramer, as shown in the "Bonus" column in the Summary Compensation Table below.

Long-Term Equity Incentive Compensation

The Committee continued its practice of making annual grants of restricted stock units ("RSUs") and performance share awards to the Company's executive officers under the Company's 2015 Stock Incentive Plan in 2019.  The Committee determined that the target dollar value of the awards, based on the closing sale price of the Common Stock on the date of grant, should be equal to 170% of annual base salary for Mr. Elich and 130% of annual base salary for the other executive officers.  The Committee determined that the RSU grants would equal 75% of the total dollar value and the target level of performance shares would represent 25% of the total dollar value.

The Committee believes that RSUs provide a near-term opportunity to receive an ownership stake in the Company, thus serving as a significant incentive aligning the long-term interests of the executive team with the interests of the Company's stockholders. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments. The awards are shown in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table below.

The vesting of performance share awards granted in 2019 is conditioned on attaining specified target cumulative amounts of gross billings and net income for the three-year period ending December 31, 2021.  The target dollar levels of performance shares granted on May 31, 2019, were: Mr. Elich, $340,000; Mr. Blotz, $162,500; Mr. Kramer, $162,500; and Ms. Gould, $162,500, with 50% of the performance shares tied to achievement of each financial metric. Target award amounts are subject to upward or downward adjustment by 2.5% for each one percent by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% of the target level or more than 140% of the target level. If achievement is below the 80% level, no part of the target award tied to that financial metric is payable. At the 80% level, 50% of the target award for the related financial metric would be paid. The maximum payout is 200% of a target award.  The awards in terms of numbers of shares are shown in the “Estimated future payouts under equity incentive plan awards” column of the Grants of Plan-Based Awards table below.

In February 2020, the Committee reviewed the achievement of performance goals for performance share awards granted in early 2017.  The awards had been tied to the achievement of EBITDA, net income, and gross billings targets for the three years ended December 31, 2019, with each factor weighted equally.  The Committee determined that the EBITDA goal had been achieved at the 90.8% level; the downward adjustment of 2.5% for each 1% below target yielded a payout of 59.6% of the target award tied to EBITDA.  It determined that the net income goal had been achieved at the 118.0% level; the upward adjustment of 2.5% for each 1% below target yielded a payout of 145.0% of the target award tied to net income.  Finally, the Committee determined that the gross billings goal had been achieved at the 88.2% level, yielding a payout of 70.5% of the target award tied to gross billings, yielding an overall payout of approximately 98% of the target awards.  The performance share awards were settled on February 26, 2020, in the following share amounts: Mr. Elich, 6,203; Mr. Blotz, 2,965; Mr. Kramer, 2,372; and Ms. Gould, 2,372.

As described in more detail under “Item 3—Approval of 2020 Stock Incentive Plan” above, the Board, at the recommendation of the Committee, has directed the submission of a new 2020 Stock Incentive Plan to a vote of the stockholders at the Annual Meeting. During 2019, the Committee engaged Mercer to evaluate the Company’s current long-term incentive program and advise the Committee regarding appropriate changes in the structure of the program in light of recent market trends, based in part on the Company’s peer group and a survey of several additional insurance companies. Among other matters, the Committee determined that, beginning in 2020, stock-based awards to the Company’s CEO will be split 50/50 between RSUs and performance shares based on grant date fair value. Mercer also made recommendations to the Committee regarding development of the new plan, including the incorporation of provisions corresponding to leading practices in executive compensation and corporate governance that have developed since approval of the current plan in 2015.

Deferred Compensation Plan

Under the Company’s Nonqualified Deferred Compensation Plan adopted in 2017, executive officers and other participants may defer receipt for income tax purposes of up to 90% of salary, as well as up to 100% of bonuses and other compensation. Deferred amounts are credited to each participant's account and adjusted to reflect amounts of income, gain, or loss as if the amounts credited to such accounts had been invested in investment funds designated under the plan and selected by the participant.  The Committee also approved the establishment of a Rabbi trust under which compensation deferred at the election of participants is deposited in trust and held separately from the Company's other assets, subject to the claims of the Company's creditors in the event of its bankruptcy or insolvency.  Although the Company does not make cash matching contributions to participants’ accounts under the plan, RSUs that cliff vest five years following the grant date are awarded each January 1 and July 1, with a matching award of RSUs equal to 35% of the amount deferred into a participant's account during the preceding six months, up to a maximum value of $75,000 per year.  The RSU awards during 2019 are shown in the Grants of Plan-Based Awards table below.  Additional information about the deferred compensation plan is included under "Nonqualified Deferred Compensation" below.

Retirement Benefits

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan. The Company matches each employee's contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $11,200. All executive officers participated in the 401(k) plan in 2019.

Agreements with Executive Officers

In May 2019, the Company entered into an agreement with Mr. Vaughn to provide for his transition following his retirement as an executive officer of the Company on June 30, 2019. In April 2020, the Company entered into a separation agreement with Ms. Gould in connection with her departure from the Company.

The Company has entered into agreements with Messrs. Kramer and Blotz that provide for severance benefits in the event that the officer's employment is terminated for specified reasons following a change in control of the Company. The Committee approved the agreements with the goal of providing the Company's stockholders with greater assurance of stability within senior management.

The Company also has entered into agreements with Messrs. Kramer and Blotz that provide, in the event of the officer's death, for the Company to make a lump sum payment to the officer's designated beneficiary. The agreements are intended to provide a benefit to each officer’s heirs in the event of his death while employed by the Company.

The Committee approved all of the foregoing agreements, which are described under “Agreements with Executive Officers” below.

Compensation Recovery (“Clawback”) Policy. The Company demands that its employees, officers and directors conduct business in accordance with the highest standards of integrity and personal and professional ethics. As an adjunct to this standard of conduct, the Board has adopted a compensation recovery (“clawback”) policy that applies to its executive officers. Under this policy, the Compensation Committee may instruct the Company to seek to recover payments of incentive compensation if the performance measure upon which the award was based is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. If the incentive compensation was tied to a subjective measure, the Compensation Committee will decide how much, if any, of the compensation the Company should seek to recover. The Compensation Committee may also direct the Company to seek recovery of up to the entire amount of any incentive compensation awarded for a period during which a covered executive committed a significant legal or compliance violation. A copy of the policy is available on the Company's website at www.mybbsi.com in the "Investors" section under “Governance.”

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the amount that the Company may deduct for income tax purposes for compensation paid to our executive officers to $1,000,000 per person. Prior to the enactment of the Tax Cuts and Jobs Act by Congress in late 2017, performance-based compensation that met the requirements of Section 162(m) and regulations thereunder was excluded from the limit. This exception was repealed on a prospective basis. Accordingly, subject to certain limitations, effective with the 2018 tax year, all compensation paid to a named executive officer or other covered employee in excess of $1,000,000 is non-deductible, other than qualifying performance-based compensation paid under written binding agreements in effect as of November 2, 2017. No compensation shown in the Summary Compensation Table below qualified as performance-based compensation under Section 162(m). The performance shares that vested in February 2020 did qualify as performance-based compensation for purposes of Section 162(m). In February 2019, the Compensation Committee amended and restated our Annual Cash Incentive Award Plan to remove references to Section 162(m).

Peer Group and Survey Data for Comparison Purposes. For several years, the Committee has retained Mercer, a nationally recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company's executive compensation program.  In late 2018, the Committee asked Mercer to prepare an updated analysis of executive compensation data for all executive officer positions.  In consultation with the Committee, Mercer developed an updated peer group for purposes of comparing the Company's executive compensation with similarly sized companies in the human resources and employment services and related industries.  At the Committee’s request, Mercer added two insurance companies, James River Group Holdings, Ltd., a casualty insurer and reinsurer, and United Fire Group, Inc., a property and casualty insurer.  Four companies were removed from the group:  CEB Inc., CDI Corp., Hill International Inc., and Wageworks, Inc.  The first two were acquired and are no longer public companies. In addition, ASGN Incorporated was previously known as On Assignment Inc.

Members of the revised peer group include:

• ASGN Incorporated	• KForce Inc.
• CBIZ, Inc.	• Korn/Ferry International
• GP Strategies Corporation • Heidrick & Struggles International, Inc. • Huron Consulting Group Inc. • ICF International, Inc. • James River Group Holding, Ltd.	• Mistras Group, Inc. • Navigant Consulting Inc. • Resources Connection • United Fire Group, Inc. • Volt Information Sciences, Inc.

The peer group was developed in consultation with Mercer without consideration of individual company compensation practices, and no company was included or excluded from the peer group due to paying above-average or below-average compensation.

Based on its analysis of the peer group and survey data, Mercer advised the Committee that the Company’s overall compensation levels for all executive officer positions were at approximately the median. Accordingly, the Committee did not make any changes in base salaries or target compensation levels for the Company’s executive officers in 2019 compared to 2018 levels.

Summary Compensation Table

The following table sets forth information regarding compensation received by the persons serving as executive officers of the Company during 2019.

Name and Principal Position	Year	Salary	Bonus(4)	Stock Awards(5)	Stock Options(6)	Non-Equity Incentive Plan Compensation(7)	Nonqualified Deferred Compensation Earnings	All Other Compensation(8)	Total Compensation
Michael L. Elich (1)	2019	$800,000	$200,000	$1,019,922	$—	$600,000	$—	$11,200	$2,631,122
President and Chief	2018	800,000	200,000	1,019,972	—	600,000	—	2,462	2,622,434
Executive Officer	2017	800,000	200,000	1,019,991	—	600,000	—	10,800	2,630,791

Gary E. Kramer (1)	2019	$500,000	$125,000	$564,616	$—	$300,000	$36,323	$11,200	$1,537,139
Chief Financial	2018	500,000	100,000	493,894	1,456,596	300,000	—	3,731	2,854,221
Officer	2017	400,000	75,000	389,973	—	225,000	233	4,154	1,094,360

Gregory R. Vaughn(2)	2019	$280,308	$—	$1,635,746	$—	$—	$154,867	$11,200	$2,082,121
Chief Operating	2018	500,000	100,000	588,284	—	300,000	—	11,000	1,499,284
Officer — Corporate	2017	500,000	100,000	487,481	—	300,000	3,425	10,800	1,401,706
Operations

Gerald R. Blotz	2019	$500,000	$100,000	$494,388	$—	$300,000	$8,582	$11,200	$1,414,170
Chief Operating	2018	500,000	100,000	491,831	1,456,596	300,000	—	10,154	2,858,581
Officer — Field	2017	500,000	100,000	487,481	—	300,000	—	10,800	1,398,281
Operations

Heather E. Gould(3)	2019	$500,000	$100,000	$541,687	$—	$300,000	$33,485	$11,200	$1,486,372
Chief Strategy	2018	500,000	100,000	501,490	1,456,596	300,000	—	11,000	2,869,086
Officer	2017	400,000	75,000	389,973	—	225,000	131	9,231	1,099,335

(1)	Mr. Elich retired from the Company on March 5, 2020, and Mr. Kramer was appointed as President and Chief Executive Officer.

(2)	Mr. Vaughn resigned from his position as an executive officer of the Company on June 30, 2019.

(3)	Ms. Gould left the Company on April 3, 2020.

(4)

The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee. Additional information regarding the Company's annual cash bonus program appears under the subheading "Compensation Discussion and Analysis" above.

(5)

Includes the grant date fair value of RSUs granted to executive officers under the Company's 2015 Stock Incentive Plan (the "2015 Plan") using the closing price of the Common Stock on the grant date. Both annual grants of RSUs and RSUs awarded as a matching contribution under the Company’s nonqualified deferred compensation plan are included. Assumptions regarding forfeitures are ignored. Each RSU represents a contingent right to receive one share of Common Stock.  Additional details regarding the terms of the RSU awards are described below under "Incentive Compensation." Additionally, includes the grant date fair value of awards of performance shares in 2017, 2018, and 2019 under the 2015 Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant equal to zero dollars. The actual value to be received pursuant to these stock awards is dependent on the degree to which company-wide performance goals are met over three-year performance cycles. The value of the 2019 performance share awards at the grant date, assuming the highest level of achievement, was as follows: Mr. Elich, $680,000; Mr. Kramer, $325,000; Mr. Vaughn, $325,000; Mr. Blotz, $325,000; and Ms. Gould, $325,000.

(6)

The amounts shown represent the grant date fair value of employee stock options under the Company's 2015 Plan. The actual value to be received pursuant to the option awards is dependent on the appreciation in our stock price prior to the exercise or expiration of the options. Additional details regarding the terms of outstanding stock options held by the named executive officers are described below under "Incentive Compensation." The fair value of stock option awards as determined under the Black-Scholes option-pricing model was estimated using the following weighted-average assumptions (assumptions regarding forfeitures are ignored):

2018
Expected volatility	42.2%
Risk free interest rate	2.7%
Expected dividend yield	1.2%
Expected term	8.3
Weighted average fair value per share	$36.41

(7)

Amounts shown represent performance-based cash bonuses paid pursuant to the Company's Annual Cash Incentive Award Plan (the "Cash Incentive Plan") during the years shown. Additional information regarding awards under the program appears under the subheadings "Compensation Discussion and Analysis" above and "Incentive Compensation" below.

(8)	Amounts shown for 2019 represent employer contributions to the 401(k) plan. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during 2019.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan and the 2015 Plan to the named executive officers during the year ended December 31, 2019.

Grants of Plan-Based Awards for the Year Ended December 31, 2019

		Approval	Estimated potential payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Shares Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Date	Threshold(1)	Target(1)	Maximum(1)	Threshold(2)	Target(2)	Maximum(2)	(#)		(#)	($/Sh)	Awards(5)
Michael L. Elich	04/08/2019	—	$300,000	$600,000	$1,200,000	—	—	—	—		—	—	—
	05/31/2019	—	—	—	—	2,360	4,720	9,441	—		—	—	—
	07/01/2019	—	—	—	—	—	—	—	12,640	(3)	—	—	$1,019,922	(6)

Gary E. Kramer	01/01/2019	—	—	—	—	—	—	—	79	(4)	—	—	$4,523	(6)
	04/08/2019	—	$150,000	$300,000	$600,000	—	—	—	—		—	—	—
	05/31/2019	—	—	—	—	1,128	2,256	4,512	—		—	—	—
	07/01/2019	—	—	—	—	—	—	—	6,041	(3)	—	—	$487,448	(6)
	07/01/2019	—	—	—	—	—	—	—	923	(4)	—	—	$74,477	(6)

Gregory R. Vaughn	01/01/2019	—	—	—	—	—	—	—	1	(4)	—	—	$57	(6)
	06/03/2019	—	—	—	—	—	—	—	22,608	(7)	—	—	$1,635,689	(6)

Gerald R. Blotz	01/01/2019	—	—	—	—	—	—	—	76	(4)	—	—	$4,351	(6)
	04/08/2019	—	$150,000	$300,000	$600,000	—	—	—	—		—	—	—
	05/31/2019	—	—	—	—	1,128	2,256	4,512	—		—	—	—
	07/01/2019	—	—	—	—	—	—	—	6,041	(3)	—	—	$487,448	(6)
	07/01/2019	—	—	—	—	—	—	—	86	(4)	—	—	$6,939	(6)

Heather E. Gould	01/01/2019	—	—	—	—	—	—	—	230	(4)	—	—	$13,168	(6)
	04/08/2019	—	$150,000	$300,000	$600,000	—	—	—	—		—	—	—
	05/31/2019	—	—	—	—	1,128	2,256	4,512	—		—	—	—
	07/01/2019	—	—	—	—	—	—	—	6,041	(3)	—	—	$487,448	(6)
	07/01/2019	—	—	—	—	—	—	—	509	(4)	—	—	$41,071	(6)

(1)

Represents the potential annual non-discretionary cash incentive payouts under the Cash Incentive Plan based on the level of achievement of corporate performance goals as described under "Compensation Discussion and Analysis" above. The target amounts were payable if the overall achievement level was 100%. For each percentage point that achievement of the goal falls above or below the target level in a particular year, the bonus amount attributable to that goal is increased or reduced by 2.5%; provided the maximum bonus is 200% of target and no amounts are payable for achievement below 80% of the target level. Actual cash incentive payments are shown in the Summary Compensation Table above.

(2)

Represents the number of shares subject to performance share awards under the 2015 Plan, all or a portion of which will vest on the date that the Compensation Committee determines the level of attainment of specified performance goals for the three years ending December 31, 2021, as described under "Compensation Discussion and Analysis" above. Upon vesting, the awards will be settled in shares of Common Stock. The performance share awards are tied to target levels of gross billings and net income, weighted equally. Target award amounts are subject to upward or downward adjustment by 2.5% for each 1% by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% or more than 140% of the target level.  If achievement is below the 80% level, no part of the target award tied to that financial metric is paid. The awards to Mr. Elich and Ms. Gould were forfeited.

(3)

Reflects the grant of RSUs under the 2015 Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs generally vest in four equal annual installments beginning on the one-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment due to disability. The RSUs granted to Mr. Elich were forfeited. The RSUs granted to Ms. Gould were forfeited except as to 6,973 shares.

(4)

Reflects the grant of RSUs as a matching contribution in connection with the Company’s nonqualified deferred compensation plan. The RSUs will vest on the five-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment due to disability. The RSUs granted to Ms. Gould were forfeited.

(5)

The amounts shown represent the grant date fair value of RSUs based on the closing sale price of the Common Stock on the grant date. No grant date fair value was recognized for performance share awards based on the assessment of the probable outcome of the specified performance conditions on the grant date.

(6)	The amounts shown represent the grant date fair value of RSUs based on the closing sale price of the Common Stock on the grant date multiplied by the number of shares underlying the RSUs.

(7)	Reflects the modification and acceleration of unvested RSUs under the 2015 Plan. The modification date was as of June 3, 2019 with acceleration of vesting on June 30, 2019.

Option Exercises and Stock Vested During 2019

The following table provides information regarding exercises of stock options and vesting of RSUs during 2019 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Elich	16,987	$1,340,562	23,939	$1,933,134
Gary E. Kramer	—	—	11,070	966,854
Gregory R. Vaughn	16,283	1,095,925	23,366	1,886,017
Gerald R. Blotz	1,250	97,000	10,398	839,629
Heather E. Gould	—	—	5,714	469,333

The table below provides information regarding outstanding stock options, RSUs and performance shares held by the named executive officers at the end of 2019.

Outstanding Equity Awards at December 31, 2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(#)	Number of Securities Underlying Unexercised Options: Unexercisable(#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(15)
Michael L. Elich	68,013	—		$16.53	4/06/2021	10,000	(2)	$904,600	3,182	(12)	$287,844
	20,000	—		$29.99	2/01/2025	8,902	(5)	$805,275	2,067	(13)	$186,981
	—	—		—	—	7,921	(7)	$716,534	2,360	(14)	$213,486
	—	—		—	—	12,640	(10)	$1,143,414	—		—

Gary E. Kramer	—	40,000	(1)	$82.21	3/28/2028	7,500	(4)	$678,450	1,216	(12)	$109,999
	—	—		—	—	3,403	(5)	$307,835	988	(13)	$89,374
	—	—		—	—	29	(6)	$2,623	1,128	(14)	$102,039
	—	—		—	—	3,786	(7)	$342,482	—		—
	—	—		—	—	47	(8)	$4,252	—		—
	—	—		—	—	79	(9)	$7,146	—		—
	—	—		—	—	6,041	(10)	$546,469	—		—
	—	—		—	—	923	(11)	$83,495	—		—

Gregory R. Vaughn	35,235	—		$16.53	4/06/2021	—		$-	—		—
	8,742	—		$29.99	2/01/2025	—		$-	—		—

Gerald R. Blotz	3,750	—		$15.03	4/13/2021	3,750	(2)	$339,225	1,520	(12)	$137,499
	3,750	—		$17.55	3/07/2022	4,254	(5)	$384,817	988	(13)	$89,374
	10,000	—		$29.99	2/01/2025	3,786	(7)	$342,482	1,128	(14)	$102,039
	—	40,000	(1)	$82.21	3/28/2028	45	(8)	$4,071	—		—
	—	—		—	—	76	(9)	$6,875	—		—
	—	—		—	—	6,041	(10)	$546,469
	—	—		—	—	86	(11)	$7,780

Heather E. Gould	—	40,000	(1)	$82.21	3/28/2028	2,500	(3)	$226,150	1,216	(12)	$109,999
	—	—		—	—	3,403	(5)	$307,835	988	(13)	$89,374
	—	—		—	—	18	(6)	$1,628	1,128	(14)	$102,039
	—	—		—	—	3,786	(7)	$342,482	—		—
	—	—		—	—	133	(8)	$12,031	—		—
	—	—		—	—	230	(9)	$20,806	—		—
	—	—		—	—	6,041	(10)	$546,469	—		—
	—	—		—	—	509	(11)	$46,044	—		—

(1)	The unvested options vest 25% on March 28, 2022, 25% on March 28, 2024, and 50% on March 28, 2026.

(2)	The unvested RSUs vest on July 1, 2020.

(3)	The unvested RSUs vest on July 14, 2020.

(4)	The unvested RSUs vest on August 11, 2020.

(5)	The unvested RSUs vest in two equal annual installments on July 1, 2020, and 2021.

(6)	The unvested RSUs vest in full on January 1, 2023.

(7)	The unvested RSUs vest in three equal annual installments beginning on July 1, 2020.

(8)	The unvested RSUs vest in full on July 1, 2023.

(9)	The unvested RSUs vest in full on January 1, 2024.

(10)	The unvested RSUs vest in four equal annual installments beginning on July 1, 2020.

(11)	The unvested RSUs vest in full on July 1, 2024.

(12)

Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings, EBITDA and net income for the three years ending December 31, 2019; 13,912 shares vested on February 24, 2020, and the remainder were forfeited.

(13)

Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income for the three years ending December 31, 2020. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2021.

(14)

Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income for the three years ending December 31, 2021. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2022.

(15)	Based on the $90.46 closing sale price per share of the Company's Common Stock on the last trading day of 2019.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that may be issued upon exercise of stock options, warrants, and rights under the Company's equity compensation plans and arrangements as of December 31, 2019. See "Grants of Plan-Based Awards for the Year Ended December 31, 2019" and "Outstanding Equity Awards at December 31, 2019" above and Note 10 of Notes to Consolidated Financial Statements in Item 8 of our 2019 Form 10-K for additional information. The table does not include shares that would be issuable upon approval of the 2020 Stock Incentive Plan.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights		B. Weighted-average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders
Stock options	317,840	(1)	$43.40	391,581	(4)
Restricted stock units	173,473	(2)	—	—
Performance shares	71,653	(3)	—	—
Employee Stock Purchase Plan	—		—	300,000	(5)
Equity compensation plans or arrangements not approved by stockholders	—		—	—
Total	562,966			691,581

(1)

Represents shares underlying stock options granted under the Company's 1993 Stock Incentive Plan, 2003 Stock Incentive Plan, 2009 Stock Incentive Plan (the "2009 Plan") and 2015 Stock Incentive Plan (the "2015 Plan").

(2)	Represents unvested RSUs granted under the 2015 Plan. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(3)

Includes 28,546 shares issuable under performance share awards granted in 2017 under the 2015 Plan, assuming achievement of specified corporate performance goals at the maximum level. Of the 28,546 shares, 13,912 shares vested on February 24, 2020, and the remainder were forfeited. Also includes 43,107 shares issuable under performance share awards granted in 2018 and 2019 under the 2015 Plan, assuming achievement of specified corporate performance goals at the maximum level. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(4)

Includes 391,581 shares available for future awards under the 2015 Plan that may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, or other stock-based awards. If the stockholders approve the 2020 Stock Incentive Plan at the Annual Meeting, no additional awards will be granted under the 2015 Plan.

(5)

Includes 300,000 shares subject to future issuance under the 2019 Employee Stock Purchase Plan. The purchase price for shares subject to subscriptions is not fixed until the purchase date and is equal to 85 percent of the closing sale price on the purchase date.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of our CEO for 2019, our last completed fiscal year:

•	The annual total compensation of our CEO was $2,631,122.

•	The median of the annual total compensation of all of our employees other than our CEO (based on our median employee identified under the methodology described below) was $100,947.

•	The resulting ratio of our CEO's annual total compensation to the annual total compensation of our median employee is 26 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records.  The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.

We completed the following steps to identify the median of the annual total compensation of our employees and to determine the annual total compensation of our median employee and CEO:

•

On December 20, 2019, the date we used to determine the employees to be included in our ratio calculation, our employee population consisted of approximately 800 individuals, including full-time, part-time and temporary employees employed on that date.

•

The employee number excludes the employees of our professional employer services ("PEO") clients, because our PEO clients determine the compensation of their employees.  Similarly, the number excludes our temporary staffing employees who work at our customers' job sites, because the compensation paid to such employees is established by our customer's order.

•

To find the median of the annual total compensation of the individuals (other than our CEO) in our employee population as described above, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the fiscal year 2019. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 20, 2019 but who did not work for us the entire year. No full-time equivalent adjustments were made.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.

•

After identifying the median employee, we added together all of the elements of that employee’s compensation for calendar year 2019 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table above.

For the annual total compensation of our CEO, we used the amount reported for our CEO in the "Total" column for 2019 in the Summary Compensation Table above.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation received by the persons serving as executive officers of the Company during 2019.

Name	Executive Contributions in 2019 (1)	Company Contributions in 2019	Aggregate Earnings in 2019	Aggregate Balance at 12/31/2019
Mike Elich	$—	$—	$—	$—
Gary Kramer	226,751	—	36,323	291,550
Greg Vaughn	294,231	—	154,867	855,600
Gerald Blotz	20,000	—	8,582	51,650
Heather Gould	155,000	—	33,485	261,206

(1)	Amounts are also included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table above.

On July 1, 2017, the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan (the “NDCP”) was established, in which upper management, including executive officers, are eligible to participate. Key features of the NDCP are as follows:

•

Deferrals. Participants may make an advance election to defer up to 90% of their annual base salary, 100% of annual cash performance and discretionary bonuses, and 100% of other compensation as permitted in the Company’s discretion.

•	Vesting. Participants are immediately vested in credits for their contributions and related earnings.

•

Form of Payment. Participants may make elections regarding distribution of their vested account balance in accordance with the terms and conditions set forth in the NDCP.  The payment may be in a lump sum on a specified date at least five years following the end of the period in which the deferred amount was earned (an "in-service distribution") or on the first business day of the seventh month following separation from service.  Alternatively, for in-service distributions or distributions following retirement at or after age 60 with at least 10 years of service, the distribution may be paid in up to 10 equal annual installments. A lump-sum distribution will be made 60 days following death or disability. Distributions are also permitted in the event of an unforeseeable emergency.  Subsequent deferral elections with respect to deferred amounts are also permitted.

•

Earnings on Account Balances. Participants may allocate the amounts deferred into their accounts under the NDCP among 20 investment fund alternatives offered by the Company. Investment instructions may be submitted on any business day.  Hypothetical gains and losses are credited to participant accounts based on their investment elections. The following table shows investment fund alternatives selected by participants during 2019 and annualized returns for each investment alternative for 2019:

Fund	Performance
Delaware Small Cap Value R6	28.4%
MFS Value Fund Class - R6	30.2%
PGIM Investments Total Return Bond Q	11.1%
Amer Funds: EuroPacific Growth R6	27.4%
American Balanced R6	19.6%
RidgeWorth Ceredex Mid-Cap Value Equity Fund Class	33.3%
T. Rowe Price Blue Chip Growth Fund	30.0%
Vanguard Total Bond Mkt Index-Admrl	8.7%
Vanguard 500 Index Admiral	31.5%
Vanguard Target Retirement 2050	25.0%
Vanguard Target Retirement 2040	23.9%
Vanguard Growth Index Fund Admiral Shares	37.2%
Vanguard Mid Cap Index (Adm)	31.0%
Vanguard Small Cap Growth Index Admiral	32.8%
Vanguard Small-Cap Value Index Admiral	22.8%
Vanguard Target Retirement 2030	21.1%
Vanguard Target Retirement Income	13.2%
Vanguard Developed Markets Index Admiral	22.1%
Vanguard Target Retirement 2020	17.6%
Vanguard Value Index Fund Admiral Shares	25.8%

The Company does not make cash matching contributions to participants’ accounts in the NDCP.  However, as an incentive to participate in the NDCP and as a retention tool, the Committee approved the automatic award of RSUs each January 1 and July 1 to participants in the NDCP based on the fair market value of a share on the grant date, with a total dollar value equal to 35% of the amount deferred into the participant's account under the NDCP during the preceding six months. The grant date fair value of RSUs awarded to a single participant in conjunction with the NDCP is limited to $75,000 per year.  The restriction period for RSUs awarded in connection with the NDCP will expire, and the RSUs will vest in full, on the fifth anniversary of the grant date, so long as the participant continues to be an employee of the Company on the vesting date.  Vesting of the RSUs will be accelerated if the participant ceases to be an employee due to death or disability or in the event of a change in control of the Company.  RSUs that do not vest on or before the expiration of the restriction period are forfeited. A total of 1,904 RSUs were granted to executive officers under the NDCP during 2019.

Agreements with Executive Officers

Payments upon Death or Termination for Disability. The Company has entered into Death Benefit Agreements with Messrs. Kramer and Blotz.  The Compensation Committee has authorized the Company to enter into a similar agreement with Mr. Harris. Under each Death Benefit Agreement currently in place, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death. Death Benefit Agreements with Mr. Elich and Ms. Gould terminated upon their departure from the Company.  At December 31, 2019, the death benefit would have been $1,300,000 for Mr. Elich and $800,000 for each of Messrs. Blotz and Kramer and Ms. Gould.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officer's death or termination of employment due to disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2019, is shown below in the table under the subheading "Change in Control Employment Agreements."

Transition and Separation Agreements. On June 3, 2019, the Company and Mr. Vaughn entered into a Transition and Separation Agreement (the “Transition Agreement”), under which Mr. Vaughn is being paid a monthly salary of $2,000 during the period from July 1, 2019, through December 31, 2020 (the “Term”) in exchange for performing services for approximately 20 hours per month. He is also entitled to health benefits on the same basis as other employees during the Term. All outstanding RSUs held by Mr. Vaughn became fully vested on June 30, 2019, to the extent not previously vested. The Transition Agreement may be terminated by Mr. Vaughn or by the mutual agreement of the parties at any time. The Company may terminate the Agreement for “cause”, including various acts of fraud or dishonesty, as well as the employment of Mr. Vaughn by a competitor of the Company during the Term.

Ms. Gould and the Company have also entered into a Separation and Release Agreement (the “Separation Agreement”) dated April 3, 2020, under which Ms. Gould was paid $11,250 in cash in a lump sum.  She will also receive salary continuation payments based on her base salary in effect as of March 1, 2020.  The payments will be made in accordance with the Company’s regular payroll schedule through December 31, 2020, subject to applicable payroll taxes and deductions.  All outstanding restricted stock units held by Ms. Gould as of April 3, 2020, which were scheduled to vest on or before July 14, 2020, were accelerated and deemed fully vested as of that date. The Company will also pay Ms. Gould’s expenses for employee outplacement services, up to a $10,000 cap.

Change in Control Employment Agreements. Messrs. Kramer and Blotz have entered into Change in Control Employment Agreements (the "CIC Agreements") with the Company. Similar agreements with Ms. Gould and Messrs. Elich and Vaughn terminated upon their retirement or departure from the Company. The CIC Agreements provide for compensation in the form of a severance payment in the event that the executive officer's employment is terminated following a change in control of the Company.

Under the CIC Agreements, if employment is terminated by the Company (other than for cause, death or disability), or by the executive for good reason, within 12 months following a change in control, the executive will be entitled to receive an amount equal to three times the sum of (x) his or her annual base salary plus (y) target annual cash bonus, in a lump sum within 30 days after termination. If payment of these benefits would result in an "excess parachute payment" as defined in Code Section 280G, such payments will be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999.

Brief summaries of the definitions of certain terms used in the CIC Agreements are set forth below.

"Change in control" means:

•	The acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company's outstanding voting securities;
•	A change in the composition of the Board during any 12-month period such that the incumbent directors cease to constitute at least a majority of the Board, with certain exceptions;
•	Completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all the assets of the Company, with certain exceptions; or
•	Approval by the Company's stockholders of a liquidation or dissolution of the Company.

"Cause" means:

•	The willful failure to comply with any of the Company's material and lawful policies or standards, subject to certain notice requirements;
•	The material breach of the confidentiality provisions of the agreement;
•	The willful and material failure to perform the duties of the officer's position, subject to certain notice requirements;
•	Embezzlement, theft, larceny, fraud, or other material acts of dishonesty; or
•	Conviction of or entry of a plea of guilty or nolo contendere to a felony.

"Good reason," for purposes of an executive's termination of his or her employment with the Company following a change in control, means:

•	The executive experiences a material adverse change in his or her authority, duties, or responsibilities;
•

A material change in the executive's supervisor, including reporting to a successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control or, for Messrs. Blotz and Vaughn, if Mr. Elich ceases to be Chief Executive Officer for reasons other than cause, death or disability;

•	The executive's base compensation (salary or target annual cash bonus) is reduced;
•	The executive is transferred to a location more than 50 miles from the present location;

•	The successor company does not agree to perform under the agreement; or
•	The Company does not comply with the material terms of the agreement.

All outstanding stock options and RSUs held by the executives will also become exercisable or vested in full following a change in control of the Company, whether or not the executive's employment is terminated.

The following table shows potential payouts under the CIC Agreements for individuals who were executive officers as of December 31, 2019, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2019, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and RSUs(2)	Total(3)
Michael L. Elich	$4,800,000	$3,569,823	$8,369,823
Gary E. Kramer	$2,700,000	$2,302,752	$5,002,752
Gerald R. Blotz	$2,700,000	$1,961,717	$4,661,717
Heather E. Gould	$2,700,000	$1,833,445	$4,533,445

(1)	Equal to three times the sum of the executive's annual base salary level at December 31, 2019, and the target cash incentive bonus for 2019.

(2)

Reflects the market value of unvested RSUs plus the difference (the "spread") between the closing sale price of the Common Stock on The Nasdaq Stock Market on the last trading day of 2019, $90.46 per share, and the per share exercise price for unvested options. See "Outstanding Equity Awards at December 31, 2019" above for additional information.

(3)	The amounts shown are subject to reduction to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G.

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers. The Compensation Committee has reviewed the section headed "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed "Compensation Discussion and Analysis" be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors:

Vincent P. Price, Chair Thomas B. Cusick
James B. Hicks, Ph.D.
Jon L. Justesen

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Under the charter of the Audit Committee, the committee must determine whether to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company's proxy statement. Under the Company's Code of Business Conduct, directors must disclose any personal interest in any proposed transaction with the Company to the Audit Committee. Directors may not participate in any decision by the Board where there is a conflict between their personal interests and the Company's interests. In reviewing a proposed transaction with a related person, the Audit Committee will consider whether the transaction is fair to and in the interests of the Company and its stockholders.

Indemnification of Directors and Officers

As disclosed under “Litigation Involving Directors and Officers” above, certain of our directors and officers have been involved in certain legal proceedings brought against the Company. Under Maryland law, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation shall be indemnified by the corporation against reasonable expenses incurred in connection with the proceeding if the person is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, a corporation is permitted to indemnify such persons against liability incurred in a proceeding, with certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services. As authorized by Maryland law, our charter provides that the Company shall indemnify each of its officers and directors to the fullest extent legally permissible against all liabilities, losses, judgments, penalties, fines, settlements, and reasonable expenses (including attorney fees) incurred or suffered by any such person by reason of or arising from the fact that such person is or was an officer or director. We have also entered into indemnification agreements with each of our directors other than Mr. Kramer.

As the legal representation of our directors other than our former CEO and director, Michael Elich, has been combined with the legal representation of the Company, we have not advanced or reimbursed expenses of any of our individual directors other than Mr. Elich under our indemnification obligations to date. During 2019, the Company advanced amounts covered by invoices received from separate counsel for Mr. Elich totaling $58,000.

MATTERS RELATING TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP ("Deloitte") was the Company's independent registered public accounting firm with respect to its audited financial statements for the years ended December 31, 2018 and 2019. The Company expects representatives of Deloitte to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

Deloitte billed the following fees for professional services rendered to the Company in fiscal 2018 and 2019.

	2018	2019
Audit Fees(1)	$1,239,000	$1,395,000
Audit-Related Fees(2)	$2,000	$37,000
All Other Fees	—	—

(1)

Consists of fees for professional services for the audit of the Company and its subsidiaries’ annual financial statements for the years shown and for review of financial statements included in the Company’s quarterly reports on Form 10-Q. It also consists of fees for SOC-1 report services and the Company’s filing of a Registration Statement on Form S-8 in June 2019.

(2)	Consists of fees for SOC-1 readiness and for US GAAP accounting research tools.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company's independent registered public accounting firm (the "independent auditors"), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company's Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC's rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members, subject to providing that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

Audit Committee Report

In discharging its responsibilities, the Audit Committee and its individual members met with management and with the Company's independent auditors, Deloitte & Touche LLP, to review the audit process and the Company's accounting functions and to review and discuss the Company's audited financial statements for the year ended December 31, 2019. In addition, the Audit Committee discussed various matters with Deloitte related to the Company's consolidated financial statements and matters required to be discussed under the applicable requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”), as well as the Company's internal control over financial reporting. The Audit Committee has also received written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the Audit and Compliance Committee of the Board of Directors:

Thomas B. Cusick, Chair
James B. Hicks, Ph.D.
Anthony Meeker

ITEM 5 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2020. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company's charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Deloitte, the Audit Committee will reconsider its selection.

If a quorum is present, the selection of Deloitte as the Company's independent auditors will be ratified upon receipt of the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Deloitte as the Company's independent registered public accounting firm for 2020.

OTHER MATTERS

Management knows of no matters to be brought before the Annual Meeting other than the election of directors, approval of an amendment to the Company’s Bylaws regarding proxy access, approval of the 2020 Stock Incentive Plan, the advisory vote to approve our executive compensation, and ratification of the selection of independent auditors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by e-mail to bod@mybbsi.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to the attention of the Board (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2021

Stockholder proposals submitted for inclusion in the Company's proxy materials for the annual meeting of stockholders to be held in 2021 (the "2021 annual meeting") must be received by the Company by December [__], 2020. Any such proposal should comply with the SEC's rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

Notice of any stockholder proposal or any nominations of persons for election as a director to be presented at the 2021 annual meeting, but not included in the Company’s proxy materials for the meeting, must be submitted in accordance with the notice procedures specified in Section 1.11 of the Company's Bylaws.  If the Proxy Access Bylaw is approved at the Annual Meeting, notice of any nominations of persons for election as a director to be included in the Company’s proxy materials for the 2021 annual meeting must be submitted in accordance with the notice procedures specified in Section 1.12 of the Bylaws.  Any notice submitted in accordance with Section 1.11 or 1.12 must be received at the Company’s principal executive offices no earlier than December [__], 2020, and no later than January [__], 2021.

April [_], 2020	BARRETT BUSINESS SERVICES, INC.

APPENDIX A

ITEM 2 -- PROXY ACCESS BYLAW

Explanatory note: If approved by the stockholders holding a majority of the outstanding shares entitled to vote at the 2020 Annual Meeting of Stockholders, the Bylaws of Barrett Business Services, Inc., will be amended by inserting a new Section 1.12 to read in its entirety as set forth below.

Section 1.12	Proxy Access.

a.Whenever the board of directors solicits proxies with respect to the election of directors at an annual meeting, subject to this Section 1.12, the corporation shall include in its proxy materials for such annual meeting the name, together with the Required Information (defined below), of any person nominated for election (the “Stockholder Nominee”) to the board of directors by a stockholder or group of no more than 20 stockholders (provided that for this purpose, any two or more funds will count as one stockholder if such funds are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940) that satisfies the requirements of this Section 1.12 (such stockholder or group of stockholders, the “Eligible Stockholder”) and expressly elects at the time of providing the notice required by this Section 1.12 (the “Notice of Proxy Access Nomination”) to have its Stockholder Nominee included in the corporation’s proxy materials pursuant to this Section 1.12. “Required Information” means (i) information provided to the secretary of the corporation by the Eligible Stockholder concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy materials under the Exchange Act and (ii) if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of its Stockholder Nominee’s candidacy. Notwithstanding anything to the contrary contained in this Section 1.12, the corporation may solicit against, and include in the proxy materials the corporation’s own statement relating to any Eligible Stockholder or any Stockholder Nominee, and omit from its proxy materials any information relating to any Eligible Stockholder or any Stockholder Nominee that (x) is untrue in any material respect, (y) omits a material fact necessary in order to make the information, in light of the circumstances, not misleading or (z) would violate any applicable law or regulation.

(i) If the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder set forth in this Section 1.12, including the Minimum Holding Period (defined below), applies to each member of such group; provided, however, that the Required Ownership Percentage (defined below) shall apply to the ownership of the group in the aggregate. No stockholder shall be permitted to join more than one group of stockholders per each annual meeting in order to cause the group to become an Eligible Stockholder.

(ii) To be timely, the Notice of Proxy Access Nomination must be received by the secretary of the corporation no earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, the one-year anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s Annual Meeting of stockholders (such 90th day, the “Final Proxy Access Nomination Date”); provided, however, that, subject to the last sentence of this subsection (ii), if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's Annual Meeting, or if no Annual Meeting was held in the preceding year, the Notice of Proxy Access Nomination must be received by the secretary of the corporation not later than the close of business on the later of (i) the 90th day before such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made, and the Final Proxy Access Nomination Date shall be the latest of such date(s). In no event shall an adjournment or postponement of an Annual Meeting for which notice has been given commence a new time period for the giving of a Notice of Proxy Access Nomination.

(iii) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two and (ii) 20% of the total number of directors in office as of the Final Proxy Access Nomination Date (rounded down to the nearest whole number) (the “Proxy Access Nominee Maximum”). If the Board of Directors resolves to reduce the size of the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting, the maximum number of Stockholder Nominees included in the corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. The following persons shall not be counted as a Stockholder Nominee for purposes of determining whether the Proxy Access Nominee Maximum has been reached:

(1) any person serving on the Board of Directors as of the Final Proxy Access Nomination Date who (i) will be included as a management nominee for the Board of Directors in the corporation’s proxy materials for the annual meeting to which the Proxy Access Nominee Maximum determination relates and (ii) was included in the corporation’s proxy materials as a Stockholder Nominee pursuant to this Section 1.12 for either of the two preceding annual meetings; or

(2) any individual nominated by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 1.12 and: (i) whom the Board of Directors decides to nominate as a nominee of the Board of Directors; or (ii) whose nomination is subsequently withdrawn (whether before or after the Final Proxy Access Nomination Date).

(iv) Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 1.12 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the corporation’s proxy materials if the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 1.12 exceeds the Proxy Access Nominee Maximum. If the number of Stockholder Nominees submitted by Eligible Stockholders exceeds the Proxy Access Nominee Maximum, the highest ranking Stockholder Nominee who meets the requirements of this Section 1.12 from each Eligible Stockholder will be selected for inclusion in the corporation’s proxy materials until the Proxy Access Nominee Maximum is reached. Selection will be in order of the amount (from largest to smallest) of shares of the corporation’s common stock each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination. If the Proxy Access Nominee Maximum is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 1.12 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the Proxy Access Nominee Maximum is reached.

b.For purposes of this Section 1.12, an Eligible Stockholder shall be deemed to "own" only those outstanding shares of common stock of the corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares, provided that the number of shares calculated in accordance with (i) and (ii) shall not include any shares: (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of common stock of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder's or its affiliates' full right to vote or direct the voting of any such shares or hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates.

(i) A stockholder shall "own" shares held in the name of a nominee or other intermediary so long as the stockholder (i) retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and (ii) possesses the full economic interest in the shares, in each case subject to the limitations in Section 1.12(b) above.  A stockholder's ownership of shares shall be deemed to continue during any period in which the stockholder has (i) delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder or (ii) loaned such shares provided that the stockholder has the power to recall such loaned shares on five business days' notice.  For purposes of this Section 1.12, the term "affiliate" or "affiliates" shall have the meaning ascribed thereto by Rule 12b-2 under the Exchange Act.

(ii) In order to make a nomination pursuant to this Section 1.12, an Eligible Stockholder (i) must have owned 3% or more (the “Required Ownership Percentage”) of the corporation's outstanding common stock (the "Required Shares") continuously for 3 years or more (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is received by the secretary of the corporation in accordance with this Section 1.12 and the record date for determining the stockholders entitled to vote at the annual meeting of stockholders and (ii) must continue to own the Required Shares through the date of such annual meeting.

(iii) In order to make a nomination pursuant to this Section 1.12, within the time period specified for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the secretary of the corporation:

(1) the number of shares it is deemed to own for the purposes of this Section 1.12;

(2) written statement(s), from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is received by the secretary of the corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares;

(3) the Eligible Stockholder's agreement to provide, within five business days after the record date for the annual meeting, written statement(s), from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, verifying the Eligible Stockholder's continuous ownership of the Required Shares through the record date;

(4) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(5) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder's notice of nomination pursuant to Section 1.11(c) of this Article I;

(6) a representation that the Eligible Stockholder:

          (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent;

          (b) will maintain ownership of the Required Shares through the date of the annual meeting;

          (c) has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its Stockholder Nominee(s) pursuant to this Section 1.12;

         (d) has not engaged and will not engage in, and has not and will not be a "participant" in another person's, "solicitation," within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

          (e) agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the annual meeting or applicable to the filing and use, if any, of soliciting material;

          (f) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and that do not or will not omit to state a material fact necessary in order to make the communications, in light of the circumstances under which they were made, not misleading; and

         (g) an undertaking that the Eligible Stockholder agrees to (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder's communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation, in each case in connection with the Eligible Stockholder's use of this Section 1.12 or efforts to elect its Stockholder Nominee(s); (ii) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 1.12; and (iii) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(iv) In order to be eligible for nomination pursuant to this Section 1.12, within the time period specified for delivering the Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the secretary of the corporation:

          (a) a consent of such Stockholder Nominee to being named in the proxy materials as a nominee and to serving as a director if elected;

          (b) the information required with respect to such Stockholder Nominee if he were a person nominated for election or reelection as a director pursuant to Section 1.11(c) of this Article I;

          (c) a written representation and agreement that such Stockholder Nominee (i) will submit all questionnaires required by the corporation of its directors and director nominees; and (ii) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and that do not or will not omit to state a material fact necessary in order to make the communications, in light of the circumstances under which they were made, not misleading;

         (d) such additional information requested by the corporation as necessary to permit the board of directors to determine if such Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation's directors; and

(v) If any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the corporation or its stockholders (i) ceases to be true and correct in all material respects or (ii) requires disclosure of a new material fact to make the information or communications, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

c. The corporation shall not be required to include, pursuant to this Section 1.12, a Stockholder Nominee in its proxy materials for the upcoming annual meeting of stockholders:

(i) for which the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 1.11 of this Article I;

(ii) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a "participant" in another person's, "solicitation," within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the upcoming annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(iii) if the Stockholder Nominee is or becomes a party to any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the corporation or a wholly owned subsidiary of the corporation, or has received or will receive any such compensation, reimbursement, indemnification or other payment from any person or entity other than the corporation or a wholly owned subsidiary of the corporation, in each case in connection with candidacy or service as a director of the corporation (other than agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director) unless the amount(s) of compensation, source(s) of compensation, payment criteria, form and timing of compensation, and all other material terms and conditions with respect to such compensatory, payment, reimbursement, indemnification or other financial agreements, arrangements or understandings are fully and accurately disclosed in the Schedule 14N referred to in Section 1.12(b)(iii)(4) above;

(iv) who is not independent under the listing standards of any principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the corporation's directors;

(v) whose election as a director would cause the corporation to be in violation of these Bylaws, the corporation’s Charter, the rules and listing or governance standards of any principal U.S. exchange upon which the common stock of the corporation is listed, or any applicable state or federal law, rule or regulation;

(vi) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(vii) who is subject to an event for which disclosure would be required in the proxy statement for the upcoming annual meeting by Item 401(f) of Regulation S-K;

(viii) who is subject to any disqualification event specified in Rule 506(d) under the Securities Act of 1933, as amended;

(ix) if such Stockholder Nominee, or the Eligible Stockholder that nominated such Stockholder Nominee, has provided information to the corporation or its stockholders with respect to such nomination that was untrue in any material respect or that omitted to state a material fact necessary in order to make the information, in light of the circumstances under which it was provided, not misleading; or

(x) if such Stockholder Nominee, or the Eligible Stockholder that nominated such Stockholder Nominee, fails to comply with his, her or its obligations pursuant to these Bylaws, including, but not limited to, this Section 1.12.

d.Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting may declare the nomination of a Stockholder Nominee by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if:

(i) such Stockholder Nominee and/or such Eligible Stockholder has breached his, her or its obligations under this Section 1.12; or

(ii) such Eligible Stockholder (or a qualified representative thereof) does not appear at the upcoming annual meeting to present such nomination pursuant to this Section 1.12.

e.Any Stockholder Nominee who is included in the corporation's proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting. or (ii) does not receive the affirmative vote of at least 25% of the shares represented in person or by proxy at such meeting and entitled to vote in the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this Section 1.12 for the next three annual meetings.  For the avoidance of doubt, this Section 1.12(e) shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 1.11 of this Article I.

APPENDIX B

BARRETT BUSINESS SERVICES, INC.

2020 STOCK INCENTIVE PLAN

Effective ________, 2020

Table of Contents

Page

Article 1	ESTABLISHMENT AND PURPOSE		B-1
	1.1	Establishment	B-1
	1.2	Purpose	B-1
	1.3	Prior Plans	B-1
Article 2	DEFINITIONS		B-1
	2.1	Defined Terms	B-1
	2.2	Number	B-5
Article 3	ADMINISTRATION		B-5
	3.1	General	B-5
	3.2	Composition of the Committee	B-5
	3.3	Authority of the Committee	B-5
	3.4	Action by the Committee	B-6
	3.5	Delegation	B-6
	3.6	Liability of Committee Members	B-6
	3.7	Costs of Plan	B-6
Article 4	DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN		B-6
	4.1	Duration of the Plan	B-6
	4.2	Shares Subject to the Plan	B-6
	4.3	Reservation of Shares	B-6
Article 5	ELIGIBILITY		B-6
Article 6	AWARDS		B-7
	6.1	Types of Awards	B-7
	6.2	General	B-7
	6.3	Nonuniform Determinations	B-7
	6.4	Award Agreements	B-7
	6.5	Provisions Governing All Awards	B-7
	6.6	Performance Goals	B-10
	6.7	Maximum Awards to Non-Employee Board Directors	B-10
Article 7	OPTIONS		B-11
	7.1	Types of Options	B-11
	7.2	General	B-11
	7.3	Option Price	B-11
	7.4	Option Term	B-11
	7.5	Time of Exercise	B-11
	7.6	Special Rules for Incentive Stock Options	B-11
	7.7	Restricted Shares	B-12
Article 8	STOCK APPRECIATION RIGHTS		B-12
	8.1	General	B-12
	8.2	Nature of Stock Appreciation Right	B-12
	8.3	Exercise	B-12
	8.4	Form of Payment	B-12
Article 9	RESTRICTED AWARDS		B-12
	9.1	Types of Restricted Awards	B-12
	9.2	General	B-13
	9.3	Restriction Period	B-13
	9.4	Forfeiture	B-13
	9.5	Settlement of Restricted Awards	B-13
	9.6	Rights as a Stockholder	B-13
Article 10	PERFORMANCE SHARE AWARDS		B-13
	10.1	General	B-13
	10.2	Nature of Performance Shares	B-13
	10.3	Performance Period	B-14

i

Table of Contents

(continued)

Page

	10.4	Performance Measures	B-14
	10.5	Payment	B-14
Article 11	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC		B-14
	11.1	Plan Does Not Restrict Corporation	B-14
	11.2	Mandatory Adjustment	B-14
	11.3	Adjustments by the Committee	B-14
Article 12	AMENDMENT AND TERMINATION		B-15
	12.1	Amendment of Plan	B-15
	12.2	Contemplated Amendments	B-15
	12.3	No Impairment of Rights	B-15
	12.4	Amendment of Awards	B-15
	12.5	No Repricings or Underwater Buyouts	B-15
Article 13	MISCELLANEOUS		B-16
	13.1	Tax Withholding	B-16
	13.2	Unfunded Plan	B-16
	13.3	Payments to Trust	B-16
	13.4	Fractional Shares	B-16
	13.5	Annulment of Awards	B-16
	13.6	Engaging in Competition With Corporation	B-16
	13.7	Other Benefit and Compensation Programs	B-16
	13.8	Securities Law Restrictions	B-17
	13.9	Continuing Restriction Agreement	B-17
	13.10	Governing Law	B-17

ii

BARRETT BUSINESS SERVICES, INC.
2020 STOCK INCENTIVE PLAN

Article 1
ESTABLISHMENT AND PURPOSE

1.1	Establishment. Barrett Business Services, Inc. ("Corporation"), hereby establishes the Barrett Business Services, Inc., 2020 Stock Incentive Plan (the "Plan"), effective on the Effective Date.
1.2

Purpose.  The purpose of the Plan is to promote and advance the interests of Corporation and its stockholders by enabling Corporation to attract, retain, and reward key employees, directors, and outside consultants of Corporation and its subsidiaries.  It is also intended to strengthen the mutuality of interests between such employees, directors, and consultants and Corporation's stockholders.  The Plan is designed to serve these purposes by offering stock options and other equity‑based incentive awards, thereby providing a proprietary interest in pursuing the long‑term growth, profitability, and financial success of Corporation.

1.3

Prior Plans.  The Plan will be separate from the Barrett Business Services, Inc., 2015 Stock Incentive Plan (the "2015 Plan").  The adoption of the Plan will neither affect nor be affected by the continued existence of the 2015 Plan, except that after the effective date of the Plan, no further Awards will be granted under the 2015 Plan.  The Plan will also be separate from the Barrett Business Services, Inc., 2009 Stock Incentive Plan, which was previously superseded by the 2015 Plan.

Article 2
DEFINITIONS

2.1	Defined Terms. For purposes of the Plan, the following terms have the meanings set forth below:

"Award" means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, or Performance Share Awards pursuant to the Plan.

"Award Agreement" means an agreement as described in Section 6.4 of the Plan.

"Board" means the Board of Directors of Corporation.

"Change in Control" means a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation, as defined in Treasury Regulation § 1.409A‑3(i)(5) or in subsequent regulations or other guidance issued by the Internal Revenue Service.  For purposes of illustration, a Change in Control generally occurs on the date that:

(a)

Any one person, or more than one person acting as a group, acquires ownership of the Corporation's stock that, together with stock already held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Corporation's stock;

(b)

Any one person, or more than one person acting as a group, acquires (or has acquired during the 12‑month period ending on the date of the most recent acquisition), ownership of Corporation stock that constitutes 30 percent or more of the total voting power of the Corporation's stock;

(c)

A majority of members of the Board is replaced during any 12‑month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election; or

(d)

Any one person, or more than one person acting as a group, acquires (or has acquired during the 12‑month period ending on the date of the most recent acquisition), assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the Corporation's assets immediately before the acquisition.

"Change in Control Date" means the first date following the Grant Date on which a Change in Control has actually occurred.

"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute, together with rules, regulations, and interpretations promulgated thereunder.  Where the context so requires, any reference to a particular Code section will be construed to refer to the successor provision to such Code section.

"Committee" means the committee appointed by the Board to administer the Plan as provided in Article 3 of the Plan.

"Common Stock" means the $.01 par value common stock of Corporation.

"Consultant" means any consultant or adviser to Corporation or a Subsidiary selected by the Committee, who is not an employee of Corporation or a Subsidiary.

"Continuing Restriction" means a Restriction contained in Sections 6.5(d), 6.5(g), 6.5(j), 13.1, 13.5, 13.6, 13.8, and 13.9 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

"Continuous Service" means (a) for employees of Corporation or a Subsidiary, the absence of any interruption or termination of service as an employee and (b) for Non-Employee Board Directors and Non-Employee Subsidiary Directors, the absence of any interruption, removal, termination, or other cessation of service as a Non-Employee Board Director or Non-Employee Subsidiary Director.  An employee's Continuous Service is not considered interrupted in the case of a leave of absence or other time away from work during which Continuous Service is not considered interrupted in accordance with Corporation's policies.

"Corporation" means Barrett Business Services, Inc., a Maryland corporation, or any successor corporation.

"Disability" means the condition of being permanently "disabled" within the meaning of Section 22(e)(3) of the Code, namely being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.  However, the Committee may change the foregoing definition of "Disability" or may adopt a different definition for purposes of specific Awards.

"Effective Date" means the date on which the Plan is approved by the shareholders of Corporation.

"Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.  Where the context so requires, any reference to a particular section of the Exchange Act, or to any rule promulgated under the Exchange Act, will be construed to refer to successor provisions to such section or rule.

"Fair Market Value" means, on any given day, the fair market value per share of the Common Stock determined as follows:

(a)

If the Common Stock is traded on an established securities exchange, the closing sale price per share of Common Stock as reported for such day by the principal exchange on which the Common Stock is traded (as determined by the Committee) or, if the Common Stock was not traded on such day, on the next preceding day on which the Common Stock was traded;

(b)

If trading activity in Common Stock is reported on the OTC Bulletin Board, the mean between the bid price and asked price quotes for such day as reported on the OTC Bulletin Board or, if there are no such quotes for Common Stock for such day, on the next preceding day for which bid and asked price quotes for Common Stock were reported on the OTC Bulletin Board; or

(c)

If there is no market for Common Stock or if trading activities for Common Stock are not reported in one of the manners described above, the Fair Market Value will be as determined by the Committee, including valuation by an independent appraisal that satisfies the requirements of Code Section 401(a)(28)(C) as of a date that is no more than 12 months before the date of the transaction for which the appraisal is used (e.g., the Grant Date of an Award) or such other reasonable valuation method acceptable under Treasury Regulation Section 1.409A-1(b)(5)(iv).

"Grant Date" means the date of grant of an Award.

"Incentive Stock Option" or "ISO" means any Option granted pursuant to the Plan that is intended to be and is specifically designated in its Award Agreement as an "incentive stock option" within the meaning of Section 422 of the Code.

"Non-Employee Board Director" means a member of the Board who is not an employee of Corporation or any Subsidiary.

"Non-Employee Subsidiary Director" means a member of the board of directors of a Subsidiary who is neither an employee of Corporation or a Subsidiary nor a member of the Board.

"Nonqualified Option" or "NQO" means any Option granted pursuant to the Plan that is not an Incentive Stock Option.

"Option" means an ISO or an NQO.

"Participant" means an employee of Corporation or a Subsidiary, a Consultant, a Non‑Employee Board Director, or a Non‑Employee Subsidiary Director who is granted an Award under the Plan.

"Performance Goals" means goals approved by the Committee pursuant to Section 6.6 of the Plan.

"Performance Period" means a period of time over which performance is measured.

"Performance Share" means a Share or Share unit having a value equal to a Share that is the unit of measure by which is expressed the value of a Performance Share Award as determined under Article 10 of the Plan.

"Performance Share Award" means an Award granted under Article 10 of the Plan.

"Plan" means this Barrett Business Services, Inc., 2020 Stock Incentive Plan, as set forth in this document and as it may be amended from time to time.

"Reporting Person" means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

"Restricted Award" means a Restricted Share or a Restricted Stock Unit granted pursuant to Article 9 of the Plan.

"Restricted Share" means an Award described in Section 9.1(a) of the Plan.

"Restricted Stock Unit" or "RSU" means an Award of units representing Shares described in Section 9.1(b) of the Plan.

"Restriction" means a provision in the Plan or in an Award Agreement that limits the exercisability or transferability, or governs the forfeiture, of an Award or the Shares, cash, or other property payable pursuant to an Award.

"Restriction Period" means a designated period pursuant to the provisions of Section 9.3 of the Plan.

"Share" means a share of Common Stock.

"Stock Appreciation Right" or "SAR" means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 8 of the Plan.

"Subsidiary" means a "subsidiary corporation" of Corporation, within the meaning of Section 424 of the Code, namely any corporation in which Corporation directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

"Termination for Cause" means termination for conduct involving:

(a)

embezzlement, willful misconduct, gross negligence, dishonesty, or other fraudulent acts involving Corporation or its business operations or in the performance of Participant's duties, including but not limited to Participant's refusal to comply with legal directives of Participant’s supervisor, an executive officer of Corporation, or the Board;

(b)

a material breach of Participant's fiduciary duties to Corporation if the breach has not been remedied or is not being remedied to Corporation's reasonable satisfaction within 30 days after written notice, including a detailed description of the breach, has been delivered to Participant;

(c)	willful material breach of any confidentiality obligation of Participant pursuant to a separate agreement with, or confidentiality policy of, Corporation; or
(d)

an act or omission that materially injures Corporation's reputation, business affairs, or financial condition, if that injury reasonably could have been avoided by Participant, including but not limited to conviction or a plea of nolo contendere of a felony or crime involving dishonesty or moral turpitude.

Notwithstanding the foregoing, if a Participant is subject to a different definition of termination for cause in an employment or severance or similar agreement with Corporation, such other definition shall control.

"Vest," "Vesting," or "Vested" means:

(a)	In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

(b)	In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);
(c)

In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d)

In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2	Number. Except where otherwise indicated by the context, the definition of any term in Section 2.1 in the singular also includes the plural, and vice versa.

Article 3
ADMINISTRATION

3.1	General. The Plan will be administered by a Committee composed as described in Section 3.2.
3.2

Composition of the Committee.  The Committee will be appointed by the Board and will consist of not less than a sufficient number of Non‑Employee Board Directors who meet the independence requirements set forth under the corporate governance standards or listing rules of the established securities exchange or quotation system, if any, on which the Common Stock is traded for members of a committee charged with overseeing the compensation of officers as defined in Rule 16a‑1 under the Exchange Act and who satisfy the definition of "Non-Employee Director" set forth in Rule 16b‑3 under the Exchange Act.  The Board may from time to time remove members from, or add members to, the Committee.  Vacancies on the Committee, however caused, will be filled by the Board.  In the event that the Committee ceases to satisfy the requirements of Rule 16b‑3, the Board will reconstitute the Committee as necessary to satisfy such requirements.

3.3

Authority of the Committee.  The Committee has full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board) to administer the Plan in its sole discretion, including the authority to:

(a)Construe and interpret the Plan and any Award Agreement;

(b)Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

(c)Select the employees, Non‑Employee Board Directors, Non‑Employee Subsidiary Directors, and Consultants who will be granted Awards;

(d)Determine the number and types of Awards to be granted to each such Participant;

(e)Determine the number of Shares, or Share equivalents, to be subject to each Award;

(f)Determine the Fair Market Value of Shares if no public trading market exists for such Shares;

(g)Determine the option exercise price, purchase price, base price, or similar feature for any Award;

(h)Accelerate Vesting of Awards and waive any Restrictions;

(i)Determine whether the requirement of Continuous Service has been met by a Participant; and

(j)Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, will be final, conclusive, and binding on all Participants.

3.4

Action by the Committee.  A majority of the members of the Committee will constitute a quorum for the transaction of business.  Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all of the members of the Committee, will be the valid acts of the Committee.

3.5

Delegation.  Notwithstanding the foregoing, the Board may delegate to a committee with a single member who is a director (and may also be an executive officer) of Corporation, the authority to determine the recipients, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons.

3.6	Liability of Committee Members. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Participant.
3.7	Costs of Plan. The costs and expenses of administering the Plan will be borne by Corporation.

Article 4
DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN

4.1

Duration of the Plan.  The Plan is effective as of the Effective Date.  Unless terminated by the Board on an earlier date, the Plan will terminate 10 years after the Effective Date.  Termination of the Plan will not affect outstanding Awards.

4.2

Shares Subject to the Plan.  The shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares.  Subject to adjustment pursuant to Article 11, the maximum number of Shares for which Awards may be granted under the Plan is 375,000, of which the maximum aggregate number of Shares for which ISOs may be granted under the Plan is 375,000. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is exchanged for other Awards, is otherwise forfeited or terminated, or is payable or settled solely in cash, all Shares covered by such Awards will be added back into the number of Shares available for future Awards under the Plan.  Notwithstanding the foregoing, in no event will any of the following Shares again become available for other Awards:  (a) Shares tendered or withheld in respect of taxes, (b) Shares tendered or withheld to pay the exercise price of Options, (c) Shares repurchased by the Corporation from the Participant with the proceeds from the exercise of Options, and (d) Shares underlying any exercised SARs.  Shares issued in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction entered into by the Corporation shall not reduce the number of Shares available for issuance under the Plan.

4.3

Reservation of Shares.  Corporation, during the term of the Plan and any outstanding Awards, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Article 5
ELIGIBILITY

Officers and other key employees of Corporation and its Subsidiaries (including employees who may also be directors of Corporation or a Subsidiary), Consultants, Non‑Employee Board Directors, and Non-Employee Subsidiary Directors who, in the Committee's judgment, are or will be contributors to the long‑term success of Corporation, are eligible to receive Awards under the Plan.

Article 6
AWARDS

6.1	Types of Awards. The types of Awards that may be granted under the Plan are:

(a)Options governed by Article 7 of the Plan;

(b)Stock Appreciation Rights governed by Article 8 of the Plan;

(c)Restricted Awards governed by Article 9 of the Plan; and

(d)Performance Share Awards governed by Article 10 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

6.2

General.  Subject to the limitations of the Plan, the Committee may cause Corporation to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option exercise prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate. A Participant may receive more than one Award and more than one type of Award under the Plan.

6.3

Nonuniform Determinations.  The Committee's determinations under the Plan or under one or more Award Agreements, including, without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

6.4

Award Agreements.  Each Award will be evidenced by a written agreement (an "Award Agreement") between Corporation and the Participant.  Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

6.5	Provisions Governing All Awards. All Awards are subject to the following provisions:

(a)Alternative Awards.  If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award will automatically cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

(b)Rights as Stockholders.  No Participant will have any rights of a stockholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant, including the right to receive cash dividends or dividend equivalents.

(c)Employment Rights.  Neither the adoption of the Plan nor the granting of any Award confers on any person the right to continued employment with Corporation or any Subsidiary or the right to remain as a director of or a Consultant to Corporation or any Subsidiary, as the case may be, nor does it interfere in any way with the right of Corporation or a Subsidiary to terminate such person's employment or to remove such person as a Consultant or as a director at any time for any reason, or for no reason, with or without cause.

(d)Restriction on Transfer.  No Award (other than Restricted Shares after they Vest) will be transferable other than by will or the laws of descent and distribution and each Award will be exercisable (if exercise is required), during the lifetime of the Participant, only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant's guardian or legal representative.  Notwithstanding the foregoing, any Award may be surrendered to the Corporation pursuant to Section 6.5(g).

(e)Termination of Continuous Service.  The terms and conditions under which an Award may be exercised, if at all, after a Participant's termination of Continuous Service will be determined by the Committee and specified in the applicable Award Agreement.

(f)Change in Control.  The Committee, in its discretion, may provide in any Award Agreement that:

(i)In the event of a Change in Control, all or a specified portion of the Award (to the extent then outstanding) will become immediately Vested in full to the extent not previously Vested.  Any such acceleration of Award Vesting must comply with applicable statutory and regulatory requirements.  A Participant will be entitled to decline the accelerated Vesting of all or any portion of his or her Award, if he or she determines that such acceleration may result in adverse tax consequences to him or her; and

(ii)In the event the Board approves a proposal for:  (1) a merger, exchange or consolidation transaction in which Corporation is not the resulting or surviving corporation (or in which Corporation is the resulting or surviving corporation but becomes a subsidiary of another corporation); (2) the transfer of all or substantially all the assets of Corporation; (3) a sale of 50 percent or more of the combined voting power of Corporation's voting securities; or (4) the dissolution or liquidation of Corporation (each, a "Transaction"), the Committee will notify Participants in writing of the proposed Transaction (the "Proposal Notice") at least 30 days prior to the effective date of the proposed Transaction.  The Committee may, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

(A)The Committee may provide that outstanding Awards will be converted into or replaced by Awards of a similar type in the stock of the surviving or acquiring corporation in the Transaction.  The amount and type of securities subject to and the exercise price (if applicable) of the replacement or converted Awards will be determined by the Committee based on the exchange ratio, if any, used in determining shares of the surviving corporation to be issued to holders of Shares of Corporation.  If there is no exchange ratio in the Transaction, the Committee will, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as the Committee deems relevant.  Such replacement or converted Awards will continue to Vest over the period (and at the same rate) as the Awards which the replacement or converted Awards replaced, unless determined otherwise by the Committee;

(B)The Committee may provide a 30-day period prior to the consummation of the Transaction during which all outstanding Awards will tentatively become fully Vested, and upon consummation of such Transaction, all outstanding and unexercised Awards will immediately terminate.  If the Committee elects to provide such 30-day period for the exercise of Awards, the Proposal Notice must so state.  Participants, by written notice to Corporation, may exercise their Awards and, in so exercising the Awards, may condition such exercise upon, and provide that such exercise will become effective immediately prior to, the consummation of the Transaction, in which event Participants need not make payment for any Common Stock to be purchased upon exercise of an Award until five days after written notice by Corporation to the Participants that the Transaction has been consummated (the "Transaction Notice").  If the Transaction is consummated, each Award, to the extent not previously exercised prior to the consummation of the Transaction, will terminate and cease being exercisable as of the effective date of such consummation.  If the Transaction is abandoned, (1) all outstanding Awards not exercised will continue to be Vested and exercisable, to the extent such Awards were Vested and exercisable prior to the date of the Proposal Notice, and (2) to the extent that any Awards not exercised prior to such abandonment have become Vested and exercisable solely by operation of this Section 6.5(f)(ii), such Vesting and exercisability will be deemed annulled, and the Vesting and exercisability provisions otherwise in effect will be reinstituted, as of the date of such abandonment; or

(C)The Committee may provide that outstanding Awards that are not fully Vested will become fully Vested subject to Corporation's right to pay each Participant a cash amount (determined by the Committee and based on the amount, if any, being received by Corporation's stockholders in the Transaction) in exchange for cancellation of the applicable Award.

Unless the Committee specifically provides otherwise in the Change in Control provision for a specific Award Agreement, Awards will become Vested as of a Change in Control Date only if, or to the extent, such acceleration in the Vesting of the Awards does not result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.  The Committee, in its discretion, may include Change in Control provisions in some Award Agreements and not in others, may include different Change in Control provisions in different Award Agreements, and may include Change in Control provisions for some Awards or some Participants and not for others.

(g)Payment of Purchase Price and Withholding.  The Committee, in its discretion, may include in any Award Agreement a provision permitting the Participant to pay (x) the purchase or option exercise price, if any, for the Shares or other property issuable pursuant to the Award, or (y) the Participant's federal, state, or local tax withholding obligations with respect to such issuance (which in no event may exceed the amount calculated based on the maximum individual tax rates in the jurisdiction applicable to the Participant), in whole or in part, by one or more of the following methods; provided, however, that the availability of any one or more methods of payment may be suspended from time to time if the Committee determines that the use of such payment method would result in adverse financial accounting treatment for the Corporation or a violation of laws or regulations applicable to the Corporation:

(i)By delivering cash or a check;

(ii)By delivering previously owned Shares (excluding Restricted Shares that have not Vested);

(iii)By reducing the number of Shares or other property otherwise Vested and issuable pursuant to the Award (other than Awards of ISOs);

(iv)In the event Shares are publicly traded, by delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee (subject to the provisions of any applicable statute or rule), to sell Shares subject to the Award and to deliver all or a part of the sale proceeds to Corporation; or

(v)In any combination of the foregoing or in any other form approved by the Committee.

Shares withheld or surrendered as described above will be valued based on their Fair Market Value on the date of the transaction.  Any Shares withheld or surrendered with respect to a Reporting Person will be subject to such additional conditions and limitations as the Committee may impose to comply with the requirements of the Exchange Act.

(h)Minimum Vesting Period.  No Award may Vest in whole or in part before the one-year anniversary of the Grant Date; provided that the Committee may grant Awards without regard to the foregoing minimum Vesting requirement with respect to a maximum of five percent of the available share reserve authorized for issuance under the Plan pursuant to Section4.2; and provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for acceleration of Vesting of any Award pursuant to Section 3.3(h), including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award or otherwise.

(i)Service Periods.  At the time of granting an Award, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

(j)Clawback/Recovery.  All compensation pursuant to Awards granted under the Plan will be subject to recoupment as required (i) by the Sarbanes-Oxley Act of 2002 or other applicable law or (ii) by any clawback policy that the Corporation is required or the Board determines to adopt, including under the listing standards, if any, of any national securities exchange or association on which the Corporation's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.  In addition, the Committee may impose such other clawback, recovery, or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate in its sole discretion, including without limitation in the event the Participant accepts employment with a competitor of the Corporation or otherwise competes with the Corporation.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for "good reason" or "constructive termination" (or similar term) under any agreement with the Corporation or a Subsidiary.

6.6

Performance Goals.  In the event an Award is intended to be performance-based, the Committee will establish Performance Goals for each Performance Period on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select.  Performance Goals may be based on (a) performance criteria for the Corporation, a Subsidiary, an operating group, or a branch, (b) a Participant's individual performance, or (c) a combination of both.  Performance Goals may include objective and subjective criteria.  During any Performance Period, the Committee may adjust the Performance Goals for such Performance Period as it deems equitable in recognition of unusual or nonrecurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine in its sole discretion.  Prior to the payment of any Award intended to be performance-based, the Committee must certify, which certification shall be documented in writing, that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied.

6.7

Maximum Awards to Non-Employee Board Directors.  Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan plus all other cash compensation paid by the Corporation to any Non-Employee Board Director in any calendar year shall not exceed a total of $400,000.  For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or any successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

Article 7
OPTIONS

7.1

Types of Options.  Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Options.  The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQO.  In the event the Code is amended to provide for tax favored forms of stock options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of options.  ISOs may not be awarded unless the Plan is approved by stockholders within 12 months of adoption of the Plan.

7.2

General.  All Options will be subject to the terms and conditions set forth in Article 6 and this Article 7 and Award Agreements governing Options may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

7.3

Option Price.  Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which may not be less than 100 percent of the Fair Market Value of a Share on the Grant Date for all Options.

7.4

Option Term.  The Award Agreement for each Option will specify the term of each Option as determined by the Committee; provided, however, that the term may not exceed 10 years from the Grant Date of such Option.

7.5	Time of Exercise. The Award Agreement for each Option will specify, as determined by the Committee:

(a)The time or times when the Option becomes Vest and exercisable and whether the Option becomes Vested in full or in graduated amounts based on:  (i) Continuous Service over a period specified in the Award Agreement, (ii) satisfaction of Performance Goals or other criteria specified in the Award Agreement, or (iii) a combination of Continuous Service and satisfaction of Performance Goals or other criteria;

(b)Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee; and

(c)The extent, if any, to which the Option will remain exercisable after termination of the Participant's Continuous Service.

7.6

Special Rules for Incentive Stock Options.  In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement will conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such ISO is granted, including but not limited to the following requirements:

(a)Limited to Employees.  ISOs may be granted only to employees of Corporation or a Subsidiary;

(b)Ten Percent Stockholders.  In the case of any ISO granted to a Participant who, as of the Grant Date, possesses more than 10 percent of the total combined voting power of all classes of stock of Corporation or any parent or Subsidiary of Corporation, the option exercise price may not be less than 110 percent of the Fair Market Value of a Share on the Grant Date and the ISO may not remain exercisable after the expiration of five years from its Grant Date; and

(c)$100,000 Annual Limitation.  In the event that Options intended to be ISOs are granted to a Participant in excess of the $100,000 annual limitation set forth in Code Section 422(d)(1), the Options will be bifurcated so that the Options will be ISOs to the maximum extent allowable under that limitation and will be NQOs as to any excess over that limitation.

7.7

Restricted Shares.  In the discretion of the Committee, the Shares issuable upon exercise of an Option may have restrictions similar to Restricted Awards if so provided in the Award Agreement for the Option.

Article 8
STOCK APPRECIATION RIGHTS

8.1

General.  Stock Appreciation Rights are subject to the terms and conditions set forth in Article 6 and this Article 8 and Award Agreements governing Stock Appreciation Rights may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

8.2

Nature of Stock Appreciation Right.  A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or, if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the Grant Date of the SAR, multiplied by the number of Shares with respect to which the SAR is being exercised.  The base price will be designated by the Committee in the Award Agreement for the SAR and may be the Fair Market Value of a Share on the Grant Date of the SAR or such other higher price as the Committee determines.  The base price may not be less than the Fair Market Value of a Share on the Grant Date of the SAR.

8.3

Exercise.  A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee.  The Committee may also provide that a SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions.

8.4

Form of Payment.  Payment upon exercise of a Stock Appreciation Right may be made in cash, in Shares, in other property, or in any combination of the foregoing, or any other form as the Committee may determine.

Article 9
RESTRICTED AWARDS

9.1	Types of Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Stock Units.

(a)Restricted Shares.  An Award of Restricted Shares is an Award of Shares subject to such terms and conditions as the Committee deems appropriate, including, without limitation, a requirement that the Participant forfeit such Restricted Shares back to the Corporation upon termination of the Participant's Continuous Service for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Shares.  Each Participant receiving Restricted Shares will be issued a stock certificate (or other evidence of ownership on the books of the Corporation or the Corporation's duly authorized transfer agent) in respect of such Shares, registered in the name of such Participant, and will execute and deliver to the Corporation a stock power in blank with respect to the Shares evidenced by such certificate, if any.

(b)Restricted Stock Units. An Award of Restricted Stock Units is an Award of RSUs (with each RSU having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such RSUs upon termination of Participant's Continuous Service for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such RSUs.  The Committee will set the terms and conditions of the Award Agreement so that the Award of RSUs will comply with or be exempt from Code Section 409A .

9.2

General.  Restricted Awards are subject to the terms and conditions of Article 6 and this Article 9 and Award Agreements governing Restricted Awards may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

9.3

Restriction Period.  Award Agreements for Restricted Awards will provide that the Shares subject to Restricted Awards may not be transferred, and may provide that, in order for a Participant to Vest in such Restricted Awards, the Participant's Continuous Service must not be terminated, subject to relief for reasons specified in the Award Agreement, for a period commencing on the Grant Date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award (the "Restriction Period").  During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under a Restricted Award grant.  The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period.  Upon expiration of the applicable Restriction Period (or lapse of Restrictions during the Restriction Period where the Restrictions lapse in installments) the Participant will be entitled to settlement of the Restricted Award or portion thereof, as the case may be.

9.4

Forfeiture.  If a Participant's Continuous Service is terminated during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement (such as death or Disability), the Award Agreement may require that all non‑Vested Restricted Shares or RSUs previously granted to the Participant be forfeited and, with respect to Restricted Shares, returned to Corporation.

9.5	Settlement of Restricted Awards.

(a)Restricted Shares.  Upon Vesting of an Award of Restricted Shares, the restrictive stock legend on certificates, if any, for such Shares noting applicable Restrictions will be removed, the Participant's stock power, if any, will be returned, any stop transfer instructions in the records of the Corporation or its transfer agent will be removed, and the Shares will no longer be Restricted Shares.

(b)Restricted Stock Units. Upon Vesting of an Award of RSUs, a Participant is entitled to receive payment in an amount equal to the aggregate Fair Market Value of the Shares covered by such RSUs at the expiration of the applicable Restriction Period.  Payment in settlement of RSUs will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, in Restricted Shares, or in unrestricted Shares equal to the number of RSUs, or in any other manner or combination as the Award Agreement approved by the Committee, in its sole discretion, provides.  A Participant shall be paid with respect to the Participant's RSUs no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A, unless the Award Agreement includes terms that comply with Section 409A .

9.6

Rights as a Stockholder.  Until the Restrictions have lapsed with respect to Restricted Shares, a Participant will have voting rights as to such Restricted Shares, but cash dividends or dividend equivalents will not be paid or accrued with respect to such Restricted Shares.  Stock dividends issued with respect to non-Vested Shares granted under a Restricted Award will be treated as additional Shares covered by the Restricted Award and will be subject to the same Restrictions. A Participant will have no rights as a stockholder with respect to an Award of RSUs until Shares are issued to the Participant in settlement of the Award.

Article 10
PERFORMANCE SHARE AWARDS

10.1

General.  Performance Share Awards are subject to the terms and conditions set forth in Article 6 and this Article 10 and Award Agreements governing Performance Share Awards may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

10.2	Nature of Performance Shares. Each Performance Share shall represent the right of a Participant to receive an actual Share or Share unit having a value equal to one Share.
10.3

Performance Period.  At the time of each Performance Share Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured.  There may be more than one Performance Share Award in existence with respect to a given Participant at any one time, and Performance Periods may differ.

10.4	Performance Measures. Performance Shares shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals established in accordance with Section 6.6.
10.5	Payment.

10.5.1Following the end of the Performance Period, a Participant holding a Performance Share Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Shares, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.

10.5.2Payment of Performance Shares shall be made in cash or Shares, as designated by the Committee in the Award Agreement.  Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.  A Participant shall be paid with respect to the Participant's Performance Shares no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A, unless the Award Agreement includes terms that comply with Section 409A.

Article 11
ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

11.1

Plan Does Not Restrict Corporation.  The existence of the Plan and the Awards granted under the Plan will not affect or restrict in any way the right or power of the Board or the stockholders of Corporation to make or authorize any adjustment, recapitalization, reorganization, or other change in Corporation's capital structure or its business, any merger or consolidation of Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Corporation's capital stock or the rights thereof, the dissolution or liquidation of Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

11.2

Mandatory Adjustment.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other distribution of Corporation's securities without the receipt of consideration by Corporation, of or on the Common Stock, the Committee shall make proportionate adjustments or substitution to the aggregate number and type of Shares for which Awards may be granted under the Plan, the maximum number and type of Shares which may be sold or awarded to any Participant, the number and type of Shares covered by each outstanding Award, and the base price, exercise price, or purchase price per Share in respect of outstanding Awards.

11.3

Adjustments by the Committee.  In the event of any change in capitalization affecting the Common Stock not described in Section 13.2 above, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the base price, exercise price, or purchase price per Share in respect of outstanding Awards.  The Committee may also make such adjustments in the number of Shares covered by, and price or other value of, any outstanding Awards in the event of a spin‑off or other distribution (other than normal cash dividends), of Corporation assets to stockholders.

Article 12
AMENDMENT AND TERMINATION

12.1

Amendment of Plan.  The Board at any time, and from time to time, may amend or terminate the Plan; provided that the Plan will terminate 10 years after the Effective Date, if not terminated by the Board on an earlier date.  No amendment shall be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is required to satisfy any applicable law or securities exchange listing requirements.  At the time of such amendment, the Board shall determine whether such amendment will be contingent on stockholder approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

12.2

Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Code Section 409A or to bring the Plan or Awards granted under it into compliance therewith.

12.3

No Impairment of Rights.  Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Corporation requests the consent of the Participant and (b) the Participant consents in writing.  However, an amendment of the Plan that results in a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the vested Award or, in the case of an Option, the difference between the Fair Market Value and the exercise price for all Shares subject to the Option, shall not be an impairment of the Participant's rights that requires consent of the Participant.

12.4

Amendment of Awards.  Subject to Section 12.5, the Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under the Participant’s Award or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent (provided, however, a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the Vested Award or, in the case of Vested Options, the difference between the Fair Market Value of the Shares subject to an Option and the exercise price, shall not constitute an impairment of the Participant's rights that requires consent).

12.5	No Repricings or Underwater Buyouts. Except for adjustments made pursuant to Article 13, without the prior approval of the Corporation's stockholders, no Option or SAR granted under the Plan may:

12.5.1be amended to decrease the exercise price (in the case of an Option) or base price (in the case of a SAR),

12.5.2be cancelled in exchange for the grant of any new Option or SAR with a lower exercise or base price or any other new Award, or

12.5.3otherwise be subject to any action that would be treated under accounting rules or otherwise as a "repricing" of such Option or SAR (including a cash buyout or voluntary surrender/subsequent regrant of an underwater Option or SAR).

Article 13
MISCELLANEOUS

13.1

Tax Withholding.  Corporation has the right, prior to and as a condition to settlement of any Award under the Plan, including the delivery or Vesting of Shares or Awards, to require the Participant to remit to the Corporation an amount sufficient to satisfy any federal, state, or local taxes of any kind required by law to be withheld with respect to such settlement or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes.  The recipient of any payment or distribution under the Plan has the obligation to make arrangements satisfactory to Corporation for the satisfaction of any such tax withholding obligations.  Corporation will not be required to make any such payment or distribution under the Plan unless such obligations are satisfied.

13.2

Unfunded Plan.  The Plan will be unfunded and Corporation will not be required to segregate any assets that may at any time be represented by Awards under the Plan.  Any liability of Corporation to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan.  No such obligation of Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of Corporation.

13.3

Payments to Trust.  The Committee is authorized to cause to be established a trust agreement or several trust agreements whereunder the Committee may make payments of amounts due or to become due to Participants in the Plan.

13.4

Fractional Shares.  No fractional Shares will be issued or delivered under the Plan or any Option and Options granted under the Plan will not be exercisable with respect to fractional Shares.  In lieu of such fractional Shares, the Corporation will pay an amount in cash equal to the same fraction using the Fair Market Value of a Share of Common Stock.

13.5

Annulment of Awards.  Any Award Agreement may provide that the grant of an Award payable in cash is revocable until cash is paid in settlement thereof or that grant of an Award payable in Shares is revocable until the Participant becomes entitled to the certificate (or other evidence of ownership) in settlement thereof.  In the event a Participant's Continuous Service is terminated due to Termination for Cause, any Award which is revocable will be annulled as of the date of such Termination for Cause.

13.6

Engaging in Competition With Corporation.  Any Award Agreement may provide that, if a Participant's Continuous Service is terminated voluntarily and within a period of time (as specified in the Award Agreement) after the date thereof accepts employment with any competitor of (or otherwise engages in competition with) Corporation, the Committee, in its sole discretion, may require such Participant to return to Corporation the economic value of any Award that is realized or obtained (measured at the date of exercise, Vesting, or payment) by such Participant at any time during the period beginning on the date that is six months prior to the date that such Participant's Continuous Service is terminated.

13.7

Other Benefit and Compensation Programs.  Payments and other benefits received by a Participant under an Award made pursuant to the Plan are not to be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state or country and will not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by Corporation or a Subsidiary unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation.  Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Corporation or Subsidiary plans, arrangements, or programs.  The Plan notwithstanding, Corporation or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with Corporation and its Subsidiaries.

13.8

Securities Law Restrictions.  No Shares may be issued under the Plan unless counsel for Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws.  Certificates for, or other evidence of ownership of, Shares delivered under the Plan may be subject to such stop‑transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or registered securities association upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws.  The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.9

Continuing Restriction Agreement.  Each Participant will, if requested by Corporation and as a condition to issuance of Shares under the Plan upon an Award or exercise of an Award granted under the Plan that results in the issuance of Shares, become a party to and be bound by a stock restriction or other agreement with Corporation containing restrictions on transfer of Shares, including, without limitation, a right of first refusal for the benefit of Corporation, a market stand-off provision, or such other terms as Corporation may reasonably require.

13.10

Governing Law.  Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Maryland, without regard to principles of conflicts of laws.

As approved by the stockholders of Barrett Business Services, Inc., on __________, 2020.

ANNUAL   MEETING   OF   SHAREHOLDERS   OF       BARRETT   BUSINESS   SERVICES,   INC.       May   27,   2020       PROXYVOTINGINSTRUCTIONS  INTERNET   -Access“www.voteproxy.com”andfollowtheon-screen   instructions or scan the QR code with your smartphone. Have your   proxy card available when you access the web page.     TELEPHONE   -Call toll-free 1-800-PROXIES   (1-800-776-9437) in   the United States or 1-718-921-8500   from foreign countries from   any touch-tone telephone and follow the instructions. Have your   proxy card available when you call.     Vote online/phone until 11:59 PM EST the day before the meeting.     MAIL   -Sign, date and mail your proxy card in the envelope   provided as soon as possible.     IN   PERSON   -You may vote your shares in person by attending   the Annual Meeting.     GO   GREEN   -e-Consent makes it easy to go paperless. With   e-Consent, you can quickly access your proxy material, statements   and other eligible documents online, while reducing costs, clutter   and paper waste. Enroll today via www.astfinancial.com to enjoy   online access.       COMPANY   NUMBER   ACCOUNT   NUMBER       NOTICE   OF   INTERNET   AVAILABILITY   OF   PROXY   MATERIAL:   The Proxy Statement and the 2019Annual Report to Stockholders are available at   http://shareholdermaterial.com/bbsi       Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.     00003333333333330100   4   052720         THEBOARDOFDIRECTORSRECOMMENDSAVOTEFORALLTHENOMINEESLISTEDANDFORITEMS2,3,4AND5.  PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx   This   proxy,   when   properly   executed,   will   be   voted   in   the   manner   directedby   the   stockholder.   If   no   directions   are   indicated,   the   proxies   will   vote   FORall   of   the   nominees   listed   on   Proposal   1,   and   FOR   Proposals   2,   3,   4   and   5.   1. To elect eight directors to a one-year term.   NOMINEES:   Thomas J. Carley   FOR   AGAINST   ABSTAIN   Thomas B. Cusick   Diane L. Dewbrey   James B. Hicks, Ph.D.   Jon L. Justesen   Gary E. Kramer   Anthony Meeker   Vincent P. Price   2. Approval of Bylaw amendment regarding proxy access.   3. Approval of the 2020 Stock Incentive Plan.   4. Advisory vote to approve executive compensation.   5. Ratification of selection of Deloitte and Touche LLP as our   independent registered public accounting firm for 2020.       In their discretion, the Proxies are authorized to vote on such other business as may   To change the address on your account, please check the box at right and    properly come before theAnnual Meeting or any adjournments or postponements thereof.   indicate your new address in the address space above. Please note thatchangestotheregisteredname(s)ontheaccountmaynotbesubmittedvia    MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.   this method.     Signature of Shareholder     Date:     Signature of Shareholder Date:   Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full   title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.        0       BARRETT   BUSINESS   SERVICES,   INC.       Proxy   for   Annual   Meeting   of   Shareholders   on   May   27,   2020   Solicited   on   Behalf   of   the   Board   of   Directors       The undersigned hereby appoints Gary E. Kramer and Anthony Meeker, and each of   them, with power to act without the other and with power of substitution, as proxies and   attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the   reverse side, all the shares of Common Stock of Barrett Business Services, Inc., which the   undersigned is entitled to vote, and, in their discretion, to vote upon such other business as   may properly come before the Annual Meeting of Stockholders of the company to be held on   Wednesday, May 27, 2020, at 1:00 p.m., or at any adjournment or postponement thereof,   with all powers which the undersigned would possess if present at the Meeting.     THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2020 NOTICE OF ANNUAL   MEETING AND ACCOMPANYING PROXY STATEMENT AND 2019 ANNUAL REPORT TO   STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING.     (Continued   and   to   be   signed   on   the   reverse   side)       1.1   14475